Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

PIPER JAFFRAY COMPANIES,

(Parent)

PIPER JAFFRAY & CO.,
(Buyer)

PIPER JAFFRAY NEWCO INC.,
(Merger Sub)

SEATTLE-NORTHWEST SECURITIES CORPORATION,
(Company)

KARL V. LEAVERTON
(Shareholders’ Representative)

and

ALERUS FINANCIAL, NATIONAL ASSOCIATION
(Special Fiduciary)

Dated as of April 16, 2013

Table of Contents

ARTICLE 1 THE MERGER		2
1.1	Effective Time of the Merger	2
1.2	Closing	2
1.3	Closing Procedures	2
1.4	Effects of the Merger	3
1.5	Directors and Officers of the Surviving Corporation	3

ARTICLE 2 CONVERSION OF SECURITIES; CONSIDERATION		3

2.1	Merger Consideration	3
2.2	Conversion of Company Stock	4
2.3	Exchange Procedures	4
2.4	Dissenting Shares	5
2.5	Escrow Funds; Shareholders’ Representative	6
2.6	Allocation Certificate; Closing Payments	7
2.7	Tangible Book Value Adjustment	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		9

3.1	The Shares	9
3.2	Authorization; Execution; Capacity	10
3.3	Non-Contravention; Notices, Consents, and Approvals	10
3.4	Legal Proceedings	10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10

4.1	Organization; Authorization; Execution; Capacity	10
4.2	Capitalization	11
4.3	Subsidiaries	12
4.4	Non-Contravention; Notices, Consents, and Approvals	13
4.5	Financial Statements; Undisclosed Liabilities	13
4.6	Title to Personal Property	14
4.7	Compliance with Laws, Regulatory Reports, and Registrations; Permits	15
4.8	Litigation	18
4.9	Absence of Certain Changes or Events	18
4.10	Taxes	19
4.11	Material Contracts	22
4.12	ESOP Matters	24
4.13	Employment and Independent Contractors	24
4.14	Employee Benefits	27
4.15	Intellectual Property	29
4.16	Information Technology	30
4.17	Labor Disputes	31
4.18	Finders or Investment Bankers	31

i

4.19	Insurance	31
4.20	Real Estate	31
4.21	Environmental	33
4.22	Business Lines	33
4.23	Customers	34
4.24	Derivative Transactions	35
4.25	Powers of Attorney	35
4.26	Transactions with Affiliates, Shareholders, and Others	35
4.27	Information Statement	36
4.28	Voting Requirement	36

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND MERGER SUB		36

5.1	Corporate Organization	36
5.2	Authorization and Execution	37
5.3	Non-Contravention; Notices, Consents, and Approvals	37
5.4	Pending Actions	38
5.5	Financial Capability	38
5.6	Employment Agreements	38
5.7	Finders or Investment Bankers	38

ARTICLE 6 COVENANTS		38

6.1	Conduct of Business	38
6.2	Access and Information	40
6.3	Third-Party Consents	41
6.4	Reasonable Efforts; Additional Actions	41
6.5	Notice of Inaccuracy or Breach	41
6.6	Non-Interference	41
6.7	No Shopping	42
6.8	Regulatory Matters	43
6.9	Broker-Dealer Matters	44
6.10	Client Consents; Etc.	44
6.11	ESOP Matters	45
6.12	Employee Matters	46
6.13	Pay-Off Letters; Repo Obligations	47
6.14	Tax Matters	47
6.15	Asset Management Subsidiary Sale	49
6.16	Shareholder Meeting; Information Statement; Board Recommendation	49
6.17	Confidentiality	50
6.18	Undesired Contracts	50

ARTICLE 7 TERMINATION		50

7.1	Termination	50
7.2	Termination Fee	51
7.3	Procedure and Effect of Termination	52

ARTICLE 8 CONDITIONS TO PARENT’S, BUYER’S AND MERGER SUB’S OBLIGATIONS TO CLOSE		52

8.1	Representations, Warranties, and Covenants	53
8.2	No Material Adverse Effect	53
8.3	Officers’ Certificate	53
8.4	Injunctions or Restraints	53
8.5	Governmental and Regulatory Approvals	53
8.6	Third-Party Consents	53
8.7	Shareholder Vote	53
8.8	Dissenting Shares	53
8.9	Company ESOP	54
8.10	Asset Management Subsidiary Sale	54
8.11	Employment Agreements	54
8.12	Fairness Opinion	54
8.13	Delivery of Other Items	54

ARTICLE 9 CONDITIONS TO THE COMPANY’S AND THE DESIGNATED REPRESENTATIVES’ OBLIGATIONS TO CLOSE		54

9.1	Representations, Warranties, and Covenants	54
9.2	Officer’s Certificate of Buyer	54
9.3	Injunctions or Restraints	54
9.4	Governmental and Regulatory Approvals	55
9.5	Shareholder Vote	55
9.6	Delivery of Other Items	55

ARTICLE 10 INDEMNIFICATION		55

10.1	Indemnification by the Shareholders	55
10.2	Indemnification by Buyer	56
10.3	Claims for Indemnification	56
10.4	Survival	57
10.5	Limitations and Other Terms	58

ARTICLE 11 MISCELLANEOUS		59

11.1	Amendment and Modification	59
11.2	Waivers and Consents	59
11.3	Press Releases and Public Announcements	59
11.4	Notices	59
11.5	Assignment; Third-Party Beneficiaries	61
11.6	Governing Law; Venue	61
11.7	Waiver of Jury Trial	62
11.8	Counterparts	62
11.9	Entire Agreement	62
11.10	Severability	62
11.11	Equitable Remedies	62
11.12	Expenses	62

11.13	Further Assurances	62
11.14	Disclosure Letter	63

ARTICLE 12 INTERPRETATION, DEFINITIONS		63

12.1	Certain Definitions	63
12.2	Rules of Interpretation	73
12.3	Headings; Internal References	74

Schedules

I	-	Shareholders and Pro Rata Shares
8.6	-	Required Third-Party Consents
8.11	-	Employment Agreements

Exhibits

A	-	Form of Subsidiary Purchase Agreement
B	-	Form of Voting Agreement and Irrevocable Proxy
C	-	Form of Escrow Agreement
D	-	Terms of Asset Management Subsidiary Financing

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 16, 2013, is made among Piper Jaffray Companies, a Delaware corporation (“Parent”), Piper Jaffray & Co., a Delaware corporation (“Buyer”), Piper Jaffray Newco Inc., a Washington corporation (“Merger Sub”), Seattle-Northwest Securities Corporation, a Washington corporation (the “Company”), Karl V. Leaverton, a resident of the State of Washington, in his capacity as the representative of the Shareholders (the “Shareholders’ Representative”), and Alerus Financial, National Association as special fiduciary to Seattle-Northwest Securities Corporation Employee Stock Ownership Plan and Trust, dated January 1, 2008, as amended (“Special Fiduciary” and, together with the Shareholders’ Representative, the “Designated Representatives”).

A.                                    The Persons listed on Schedule I attached hereto (collectively, the “Shareholders”) own all of the issued and outstanding shares of common stock, par value $0.01, of the Company (the “Shares”), constituting the only class or series of outstanding capital stock of the Company.

B.                                    Parent owns all of the issued and outstanding equity securities of each of Buyer and Merger Sub.

C.                                    Parent and the boards of directors of the Company and Merger Sub deem it advisable and in the best interests of each corporation and their respective shareholders that Buyer acquire the Company.

D.                                    The acquisition of the Company will be effected through a merger (the “Merger”) of Merger Sub with and into the Company in accordance with the terms of this Agreement, and the Washington Business Corporation Act (the “WBCA”), with the Company being the Surviving Corporation of the Merger and becoming a wholly owned Subsidiary of Parent.

E.                                     Following the Merger, Parent currently contemplates that the Company will be merged (the “Second Merger”) with and into Buyer in accordance with the Delaware General Corporation Law (the “DGCL”) and the WBCA, with Buyer being the surviving corporation of the Second Merger.

F.                                      As soon as practicable following the date of this Agreement, the Company and a new entity to be formed by certain existing employees of the Company will enter into an Equity Purchase Agreement relating to the purchase and sale of all of the outstanding membership interests in the Company’s sole wholly owned Subsidiary, Seattle Northwest Asset Management LLC, a Washington limited liability company (the “Asset Management Subsidiary”), in form and substance reasonably acceptable to Buyer and substantially in the form attached as Exhibit A (the “Subsidiary Purchase Agreement”).

G.                                    Concurrently with the execution of this Agreement, each of the directors and executive officers of the Company is executing a Voting Agreement and Irrevocable Proxy in the form attached as Exhibit B.

H.                                   Reference is made to Article 12 hereof, which sets forth definitions for certain terms used in this Agreement.

ARTICLE 1
THE MERGER

1.1                               Effective Time of the Merger.  Buyer and the Company will jointly prepare, and at the Closing Buyer will cause to be filed with the Secretary of State of the State of Washington, articles of merger (the “Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the WBCA.  The Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Washington or upon such later time and date as Buyer and the Company may mutually determine and set forth in the Articles of Merger (the “Effective Time”).

1.2                               Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central Time (a) on July 15, 2013, (b) if the Closing cannot take place on such date because all of the conditions set forth in Articles 8 and 9 hereof shall not have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), on the second Business Day following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or (c) at such other date and time as Buyer and the Company may mutually agree.  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing will be held at the principal executive offices of Buyer in Minneapolis, Minnesota, unless another place is agreed to by Buyer and the Company.  The parties intend that the Closing will be effected, to the extent practicable, by conference call, the electronic delivery of certain documents, and the prior physical exchange of stock certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.

1.3                               Closing Procedures.  At the Closing, subject to the terms and conditions of this Agreement, the parties will take the following actions:

(a)                             The Shareholders will deliver to Buyer certificates in valid form evidencing the Shares, in a form suitable for transfer, with duly executed instruments of transfer in respect of the Shares.

(b)                                 Parent or Buyer will pay, by wire transfer of immediately available funds, the Closing Debt Amount in accordance with the Pay-Off Letters.

(c)                                  Parent or Buyer will pay to the Company, by wire transfer of immediately available funds, the aggregate Stock Purchase Loan Payoff Amounts.

(d)                                 Parent or Buyer will deposit the TBV Shortfall Escrow Amount and the Indemnification Escrow Amount with the Escrow Agent by wire transfer of immediately available funds.

(e)                                  Parent or Buyer will pay the Closing Merger Consideration, by wire transfer of immediately available funds (or, to the extent relating to restricted stock subject to income tax withholding, by payment through Parent’s or the Company’s employee payroll system), to the Shareholders who have surrendered their Share certificates as provided in Sections 1.3(a) and 2.3(a), less the Stock Purchase Loan Payoff Amount payable by each such Shareholder, as applicable.

(f)                                   The Company will provide certificates of the appropriate Secretaries of State certifying as of a recent date as to the good standing of the Company in the State of Washington and each other state where the Company is qualified to do business.

(g)                                  Buyer will execute and deliver to the Shareholders’ Representative a counterpart of the Escrow Agreement, the Shareholders’ Representative will execute and deliver to Buyer a counterpart of the Escrow Agreement, the Special Fiduciary will execute and deliver to the Shareholders’ Representative and Buyer a counterpart of the Escrow Agreement, and the Escrow Agent will execute and deliver to the Shareholders’ Representative and Buyer a counterpart of the Escrow Agreement.

(h)                                 The Company will deliver to Buyer a certificate, signed under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897-2(h).

(i)                                     The Company will deliver to Buyer an estoppel certificate in form and substance acceptable to Buyer, signed by the Company’s counterparty to each Real Property Lease.

1.4                               Effects of the Merger.  At the Effective Time, (a) the separate existence of the Merger Sub will cease and Merger Sub will be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”), (b)  the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until the occurrence of the Second Merger or until duly amended in accordance with the terms of the WBCA and (c) the Bylaws of the Company in effect immediately before the Effective Time shall be the Bylaws of the Surviving Corporation until occurrence of the Second Merger or until duly amended in accordance with their terms, the Certificate of Incorporation of the Surviving Corporation, and the DGCL.  The Merger will have the effects set forth in Section 23B.11.060 of the WBCA.

1.5                               Directors and Officers of the Surviving Corporation.

(a)                                 The directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Company, subject to the Second Merger.

(b)                                 The officers of Merger Sub immediately prior to the Effective Time will become the initial officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Company, subject to the Second Merger.

ARTICLE 2
CONVERSION OF SECURITIES; CONSIDERATION

2.1                               Merger Consideration.  The maximum aggregate consideration to be paid by Parent, Buyer and Merger Sub in the Merger, subject to adjustment under Section 2.7(b), is an amount in cash (without interest) equal to $21,000,000, plus (i) the Estimated TBV Excess (if any), and minus (ii) the Estimated TBV Deficiency (if any) (as so adjusted, without duplication of any item, the “Adjusted Merger Consideration”).  On the Closing Date, Buyer will (a) deposit the TBV Shortfall Escrow Amount and the Indemnification Escrow Amount with the Escrow Agent and (b) pay the remainder of the Adjusted Merger Consideration (the “Closing Merger Consideration”) to the Shareholders in accordance with the Allocation Certificate and this Article 2.

2.2                               Conversion of Company Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, or their respective shareholders:

(a)                                 Capital Stock of Buyer.  Each share of capital stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and such shares of the Surviving Corporation into which such shares of Buyer are so converted shall be the only shares of common stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

(b)                                 Conversion of Company Common Stock.  Each Share that is issued and outstanding immediately prior to the Effective Time will be canceled and extinguished, and each such Share will be converted into the right to receive (i) a cash amount (without interest) equal to the quotient (rounded to the nearest one-thousandth) of the Closing Merger Consideration divided by the number of Shares issued and outstanding immediately prior to the Effective Time, (ii) a ratable portion of any future distributions from the TBV Shortfall Escrow Fund, which is to be held and distributed in accordance with the Escrow Agreement, (iii) a ratable portion of any future distributions from the Indemnification Escrow Fund, which is to be held and distributed in accordance with the Escrow Agreement; and (iv) a ratable portion of any Shareholder Adjustment Amount.  Each amount payable to a Shareholder will be rounded to the nearest cent.

(c)                                  Cancellation of Company Treasury Stock.  All Shares that are owned by the Company or by any wholly owned Subsidiary of the Company immediately prior to the Effective Time will be cancelled and shall cease to exist and no consideration will be delivered in exchange therefor.

2.3                               Exchange Procedures.

(a)                                 Prior to the Closing, the Shareholders’ Representative will provide each Shareholder with a transmittal letter, which shall be in form and substance mutually acceptable to Buyer and the Shareholders’ Representative, with instructions for surrendering such Shareholder’s Share certificate(s) in exchange for the Merger Consideration.  Until surrendered as contemplated by Section 1.3(a), each Share certificate will be deemed at all times after the Effective Time to represent only the right to receive, upon the surrender of such certificate, a portion of the Adjusted Merger Consideration as contemplated by Section 2.2(b), or with respect to certificates representing Dissenting Shares, such rights as are granted under Sections 23B.13.010 to 23B.13.310 of the WBCA.

(b)                                 In the event of a prior transfer of ownership of Shares that is not registered in the transfer records of the Company, the applicable Adjusted Merger Consideration may be paid to a Person other than the Person in whose name the applicable stock certificate so surrendered is registered, if such certificate is presented to Buyer accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock Transfer Taxes have been paid.

(c)                                  If any Share certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, or destroyed, Buyer will issue in exchange for such lost, stolen, or destroyed certificate the Adjusted Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(d)                                 All Adjusted Merger Consideration paid upon the surrender of Share certificates in accordance with the terms hereof will be deemed to have been paid in satisfaction of all rights pertaining to the Shares represented thereby, and from and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Share certificates are presented to the Surviving Corporation or Buyer for any reason, they will be cancelled and exchanged as provided in this Article 2.

2.4                               Dissenting Shares.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, any Shares held by a Shareholder or a beneficial holder who has not voted for, or executed a written consent in favor of, approval of this Agreement and who has made a proper demand for payment and appraisal of such Shares in accordance with Section 23B.13.230 of the WBCA (any such Shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses or withdraws such holder’s appraisal rights under the WBCA with respect to such Shares) will not be converted into or represent the right to receive the Adjusted Merger Consideration otherwise payable with respect to such Shares in accordance with this Agreement, but will be entitled only to such rights as are granted by the WBCA to a holder of Dissenting Shares.

(b)                                 If any Dissenting Shares lose their status as such (through failure to perfect, voluntary withdrawal, or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such Shares will automatically be converted into and will represent only the right to receive Adjusted Merger Consideration in accordance with this Article 2, without interest thereon, upon surrender of the Share certificate formerly representing such Shares.

(c)                                  The Company will give Buyer:  (i) prompt notice of any written demand for payment and appraisal received by the Company prior to the Effective Time pursuant to the WBCA, any withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time pursuant to the WBCA that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice, or instrument.  The Company will not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice, or instrument unless Buyer shall have given its written consent to such payment or settlement offer or such payment or settlement is otherwise required by the WBCA.  Each holder of Dissenting Shares who, pursuant to the WBCA, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor after the value thereof has been agreed upon or finally determined pursuant to the WBCA, and any Adjusted Merger Consideration that would have been payable with respect to such Dissenting Shares will be retained by Buyer.

2.5                               Escrow Funds; Shareholders’ Representative.

(a)                                 As of the Effective Time, Buyer, the Escrow Agent, Special Fiduciary, and the Shareholders’ Representative will execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).

(b)                                 At Closing, Buyer will deposit with the Escrow Agent the Indemnification Escrow Amount (together with any interest earned thereon, the “Indemnification Escrow Fund”) for the purpose of securing the payment the indemnification obligations of the Shareholders set forth in Article 10.  The Indemnification Escrow Fund shall be held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(c)                                  At Closing, Buyer will deposit with the Escrow Agent the TBV Shortfall Escrow Amount (together with any interest earned thereon, the “TBV Shortfall Escrow Fund”) for the purpose of satisfying any Buyer Adjustment Amount pursuant to Section 2.7(b).  The TBV Shortfall Escrow Fund shall be held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(d)                                 No Shareholder, including the Company ESOP, shall have any right, title or interest in or possession of the Indemnification Escrow Fund or the TBV Shortfall Escrow Fund unless and until released and distributed to the Shareholders pursuant to the Escrow Agreement.

(e)                                  The Shareholders’ Representative confirms that, at or prior to the Closing, he will have been authorized by the Shareholders pursuant to the Shareholders’ Representative Agreement (i) subject to the terms of the Escrow Agreement, to take all action necessary to consummate the transactions contemplated hereby, or the defense or settlement of any claims for which the Shareholders may be required to indemnify, or pay to, Buyer pursuant to Article 10 or Section 2.7 hereof, and to take any other actions contemplated hereunder, (ii) to give and receive all notices required to be given under this Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement.

(f)                                   All decisions and actions by the Shareholders’ Representative, including any agreement between the Shareholders’ Representative and Buyer relating to the defense or settlement of any claims for which the Shareholders may be required to indemnify, or pay to, Buyer pursuant to Article 10 or Section 2.7 hereof, shall be binding upon all Shareholders, and no Shareholder shall have the right to object, dissent, protest, or otherwise contest the same.

(g)                                  Except in the event of the Shareholders’ Representative’s fraud, gross negligence, or willful misconduct, the Shareholders’ Representative will not have any liability to any of the parties hereto or the Shareholders for any act done or omitted hereunder as Shareholders’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.

(h)                                 The Shareholders’ Representative hereby confirms that, at or prior to the Closing, the Shareholders will have agreed pursuant to the Shareholders’ Representative Agreement, in addition to the foregoing, that:

(i)                                     Buyer will be entitled to rely conclusively on the instructions and decisions of the Shareholders’ Representative as to the settlement of any claims for indemnification or payment by Buyer pursuant to Article 10 or Section 2.7 hereof, or any other actions required or permitted to be taken by the Shareholders’ Representative hereunder, and no Shareholder shall have any cause of action against Buyer or its Affiliates for any action taken by Buyer in reliance upon the instructions or decisions of the Shareholders’ Representative.

(ii)                                  All actions, decisions and instructions of the Shareholders’ Representative will be conclusive and binding upon all Shareholders, and no Shareholder will have any cause of action against the Shareholders’ Representative for any action taken, decision made, or instruction given by the Shareholders’ Representative under this Agreement, except for fraud, gross negligence, or willful misconduct by the Shareholders’ Representative in connection with the matters described in this Section 2.5.

(iii)                               The provisions of this Section 2.5 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that the Shareholders or the Shareholders’ Representative may have in connection with the transactions contemplated by this Agreement.

(iv)                              The provisions of this Section 2.5 shall be binding upon the executors, heirs, legal Shareholders’ Representative, personal Shareholders’ Representative, successor trustees, and successors and assigns of each Shareholder, and any references in this Agreement to a Shareholder shall mean and include the successors to the rights of the Shareholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, or otherwise.

2.6                               Allocation Certificate; Closing Payments.

(a)                                 At least three Business Days prior to the Closing Date, the Company will deliver to Buyer a certificate (the “Allocation Certificate”) signed by the Shareholders’ Representative and the Chief Executive Officer and the Chief Financial Officer of the Company certifying on behalf of the Company as to the accuracy and completeness, in each case as of the Closing Date, of:

(i)                                     an estimated unaudited statement of Tangible Book Value (the “Estimated Closing Statement”) of the Company as of the Closing Date, which Estimated Closing Statement shall (A) be prepared in accordance with GAAP

(except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices, and policies as those used in preparing the Most Recent Financial Statements, and (B) set forth the Company’s estimate of (I) Tangible Book Value (the “Estimated Tangible Book Value”) and (II) the Estimated TBV Deficiency or Estimated TBV Excess, as applicable, in each case as of the Closing and as derived from the Estimated Closing Statement;

(ii)                                  an itemized description and the amount of each element of the Closing Debt Amount, and, to the extent applicable, the wire instructions for each Person to whom a portion of the Closing Debt Amount is due and payable on or after the Closing Date;

(iii)                               the Company’s calculation of the Closing Merger Consideration and the Adjusted Merger Consideration;

(iv)                              the number of outstanding Shares and the number of Shares held by each Shareholder;

(v)                                 the Pro Rata Share of each Shareholder; and

(vi)                              an itemized description of and the payoff amount, as of the Closing, for each Stock Purchase Loan (the “Stock Purchase Loan Payoff Amounts”).

(b)                                 The Company will provide Buyer access to those supporting workpapers used in the preparation of the Allocation Certificate upon Buyer’s request reasonably necessary for Buyer to review such Allocation Certificate.  The Allocation Certificate shall be deemed the definitive calculation of the Adjusted Merger Consideration payable to the Shareholders in connection with the Merger and the disbursement thereof.

2.7                               Tangible Book Value Adjustment.

(a)                                 Within 45 days after the Closing Date, Buyer will deliver to the Shareholders’ Representative an unaudited statement of Tangible Book Value (the “Closing Statement”) of the Company as of the Closing.  The Closing Statement will be prepared in accordance with GAAP (except for the absence of footnotes) and on a basis consistent with and utilizing the same principles, practices, and policies as those used in preparing the Most Recent Financial Statements (except that the Closing Statement shall include all year-end adjustments or the appropriate pro rata portion thereof).  The Closing Statement will set forth Tangible Book Value (the “Closing Tangible Book Value”) as of the Closing, as derived from the Closing Statement.  If the Shareholders’ Representative disagrees with the calculation of Closing Tangible Book Value, the Shareholders’ Representative must, within 30 days after receipt of the Closing Statement, deliver a notice (an “Objection Notice”) to Buyer setting forth the Shareholders’ Representative’s calculation of the amount of Closing Tangible Book Value.  If requested by the Shareholders’ Representative, Buyer will provide to the Shareholders’ Representative copies of all relevant documentation used in its calculation, if any.  If the Shareholders’ Representative does not deliver the Objection Notice to Buyer within 30 days after receipt by the Shareholders’ Representative of the Closing Statement, the

Closing Tangible Book Value will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.  The Shareholders’ Representative and Buyer will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the Closing Tangible Book Value, but if they do not obtain a final resolution within 60 days after Buyer’s receipt of the Objection Notice, then all amounts remaining in dispute shall be submitted to the Referee; provided, however, to the extent agreed upon by the Shareholders’ Representative and Buyer, the 60-day period set forth in the immediately preceding sentence may be extended.  Buyer and the Shareholders’ Representative will direct the Referee to render a determination within 45 days of its retention, and Buyer and the Shareholders’ Representative will cooperate with the Referee during its engagement.  The Referee will consider only those items and amounts set forth in the Objection Notice that Buyer and the Shareholders’ Representative are unable to resolve; provided that each of Buyer and the Shareholders’ Representative will be entitled to make a presentation to the Referee regarding the items and amounts that they are unable to resolve, and neither Buyer nor the Shareholders’ Representative will meet separately with the Referee.  In making its determination, the Referee will (i) be bound by the terms and conditions of this Agreement, including the definition of Tangible Book Value, and the terms of this Section 2.7(a), and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Shareholders’ Representative or Buyer or that is less than the lowest value for such amount claimed by either the Shareholders’ Representative or Buyer.  The determination of the Referee will be conclusive and binding upon the parties.  The costs of the Referee shall be split equally between the Shareholders’ Representative (payable out of the TBV Shortfall Escrow Fund) on the one hand and Buyer on the other hand.

(b)                                 Within three Business Days following the final determination of the Closing Tangible Book Value, (i) Buyer and the Shareholders’ Representative will jointly instruct the Escrow Agent to disburse the Buyer Adjustment Amount, if any, to Buyer, and (ii) Buyer will pay the Shareholder Adjustment Amount, if any, to the Shareholders in accordance with their respective Pro Rata Shares.  If the Buyer Adjustment Amount exceeds the funds in the TBV Shortfall Escrow Fund, Buyer and the Shareholders’ Representative will jointly instruct the Escrow Agent to disburse such excess to Buyer from the Indemnification Escrow Fund.  The TBV Shortfall Escrow Fund and the Indemnification Escrow Fund will be the exclusive source of payment of any Buyer Adjustment Amount.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

At the Closing, the Shareholders’ Representative will cause each Shareholder, only as to such Shareholder and not as to any other Shareholder, to represent and warrant to Parent, Buyer and Merger Sub in a signed certification (the “Shareholders’ Certification”) as follows:

3.1                               The Shares.  Such Shareholder has good and valid title to the number of Shares set forth opposite such Shareholder’s name on Schedule I hereto, free and clear of any Liens.  The Shares owned by such Shareholder are not, as of the Closing, subject to any voting trust agreement, proxy, or other contract, agreement, commitment, understanding, or arrangement, including any such contract, agreement, commitment, understanding, or arrangement restricting or otherwise relating to voting or distribution rights with respect there to or disposition thereof, other than this Agreement.  Schedule I hereto accurately discloses whether such Shareholder is, or is a relative of Affiliate of, a current employee of the Company (and, if so, the name of such employee).

3.2                               Authorization; Execution; Capacity.  If such Shareholder is not a natural person, such Shareholder is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and has the power and authority to execute and deliver the Shareholders’ Certification, the Shareholders’ Representative Agreement and the letter of transmittal.  If such Shareholder is a natural person, such Shareholder has the legal capacity to execute and deliver the Shareholders’ Certification, the Shareholders’ Representative Agreement and the letter of transmittal.  At the Closing, the Shareholders’ Certification, the Shareholders’ Representative Agreement and the letter of transmittal will be duly and validly executed and delivered by such Shareholder.

3.3                               Non-Contravention; Notices, Consents, and Approvals.  The execution, delivery, and performance by such Shareholder of the Shareholders’ Certification, the Shareholders’ Representative Agreement and the letter of transmittal and the consummation by such Shareholder of the transactions contemplated hereby and thereby will not:

(a)                                 violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any of the provisions of any material note, bond, contract, agreement, or other instrument or obligation to which such Shareholder or the Shares owned by such Shareholder is a party or is subject, in each case, in a manner that would be reasonably likely to adversely affect or prevent the exchange of such Shareholder’s Shares for the Merger Consideration or its performance under the Shareholders’ Representative Agreement; or

(b)                                 violate any Applicable Legal Requirements or any Orders applicable to such Shareholder or to the Shares owned by such Shareholder.

3.4                               Legal Proceedings.  No Legal Proceeding is pending or, to the knowledge of such Shareholder, threatened against or relating to such Shareholder that would be reasonably likely to adversely affect or prevent the exchange of such Shareholder’s Shares for the Merger Consideration.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth in the disclosure letter delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Letter”), the Company represents and warrants to Parent, Buyer and Merger Sub as follows:

4.1                               Organization; Authorization; Execution; Capacity.

(a)                                 The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to (a) execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby and (b) to own, lease, and operate its properties and to carry on its business as now being conducted.

(b)                                 The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned, leased, or operated by the Company, or the nature of the Company’s business makes such qualification or licensing necessary, except for such failures that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

(c)                                  The Company has previously delivered to Buyer correct and complete copies of the Organizational Documents as in effect on the date of this Agreement, and have made available to Buyer minute books containing all minutes and actions of the board of directors, board committees, and members or shareholders, as applicable, with respect to the Company and each of its Subsidiaries as of the date of this Agreement.  Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its Organizational Documents.

(d)                                 The execution, delivery, and performance of this Agreement and the Ancillary Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company, other than the Shareholder Vote.  This Agreement has been, and at the Closing the Ancillary Documents will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and at the Closing each Ancillary Document will constitute, a legal, valid, and binding agreement on the Company’s part, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.2                               Capitalization.

(a)                                 The authorized capitalization of the Company consists of 5,000,000 shares of common stock, $0.01 par value per share, of which, as of the date hereof, 927,444 are issued and outstanding, and none are held in treasury.  The Shares set forth opposite each Shareholder’s name on Schedule I hereto constitute all of the outstanding equity interests of the Company.  All of the Shares have been, and at Closing will be, duly authorized and validly issued, are fully paid and nonassessable, and the Shares were not, and at Closing the Shares will not have been, issued in violation of any preemptive rights.  No Subsidiary of the Company owns any Shares.

(b)                                 There are no outstanding subscriptions, options, warrants, calls, rights, or other agreements, arrangements, or commitments under which the Company or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock, units of membership interest or limited liability company interest of, or other equity or voting interests in, the Company or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such capital stock, units, or other equity or voting interests.

(c)                                  None of the Shares are subject to any voting trust agreement, proxy, or other contract, agreement, commitment, understanding, or arrangement, including any such contract, agreement, commitment, understanding or arrangement restricting or otherwise relating to voting, distribution rights, or disposition of the Shares, other than pursuant to this Agreement.

(d)                                 Except for the indebtedness listed in Section 4.2(d) of the Disclosure Letter that will be paid off at Closing, there is no outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries.

4.3                               Subsidiaries.

(a)                                 The Asset Management Subsidiary is the only Subsidiary of the Company, and constitutes the only organization in which the Company, directly or indirectly, owns any outstanding voting securities or other voting equity interests, except for client securities disclosed in the Financial Statements and held for resale in the ordinary course of business.  The Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.  The Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned, leased, or operated by it, or the nature of its business, makes such qualification or licensing necessary, except for failures that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

(b)                                 The outstanding equity interests of the Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable, and all such equity interests are owned, directly or indirectly, by the Company, free and clear of any Liens.  The equity interests held by the Company of the Subsidiary constitute all of the outstanding equity interests of the Subsidiary.  Neither the Company, the Subsidiary, nor, to the Company’s Knowledge, any other Person is a party to any voting trust, proxy, or other contract, agreement, commitment, understanding or arrangement with respect to the voting, redemption, sale, transfer, or other disposition of the capital stock or other ownership interests in the Subsidiary. Section 4.3(b) of the Disclosure Letter contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other association or entity in which the Company or its Subsidiary has any direct or indirect equity ownership interest (other than the Asset Management Subsidiary) and sets forth the Company’s (or its Subsidiary’s) ownership interest in such entity.

(c)                                  The Asset Management Subsidiary has at all times maintained its identity as a separate legal entity apart from the Company.  The Asset Management Subsidiary has maintained adequate separate books and records consistent with its identity as a separate legal entity.  The Company has strictly observed corporate formalities in its dealings with the Asset Management Subsidiary, and the Company’s assets and liabilities have been maintained in a manner that facilitates their identification and segregation from those of the Asset Management Subsidiary.  Section 4.3(c) of the Disclosure Letter sets forth, as of the date of this Agreement, a list of (a) all intercompany indebtedness between the Company and the Asset Management Subsidiary and (b) guarantees by the Company of the Asset Management Subsidiary’s obligations.

(d)                                 As of immediately prior to the Effective Time, the Asset Management Subsidiary will no longer be a Subsidiary of the Company and the Company will have no further liability or obligation with respect thereto except as expressly set forth in the Subsidiary Purchase Agreement.

4.4                               Non-Contravention; Notices, Consents, and Approvals.  Neither the execution, delivery, and performance of this Agreement and the Ancillary Documents nor the consummation of the transactions contemplated hereby or thereby will:

(a)                                 conflict with or result in any breach of any provision of the Organizational Documents;

(b)                                 require the Company to obtain or make any material consent, approval, order, authorization, or action of, or make any filing or registration with or give any notice to any Governmental Entity or any SRO (collectively, “Consents, Filings, and Notices”); except for (i) the filing of the Articles of Merger with the Washington Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the approval of FINRA pursuant to NASD Rule 1017 and (iii) the filing with the SEC of a withdrawal of the Company’s Uniform Application for Broker-Dealer Registration on Form BD following Closing;

(c)                                  violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, constitute an impermissible assignment or change of control under, require the consent of or other action by any Person under, cause the termination of or give any other contracting party the right to terminate, require giving notice to any Person under, constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any provision of any Material Contract, except for violations, conflicts or effects that, individually or in the aggregate, would not be material;

(d)                                 violate any Order or any Applicable Legal Requirement, except for violations that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect or an adverse effect on or change in the Company’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or perform such party’s obligations hereunder or thereunder; or

(e)                                  result in the creation of any Lien on any assets of the Company or its Subsidiaries.

4.5                               Financial Statements; Undisclosed Liabilities.

(a)                                 The Company has furnished Buyer with copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2011 and December 31, 2012, and the related consolidated statements of income and cash flows for the years then ended (the “Previous Accounts”).  Such financial statements have been audited by the Company’s independent auditors and have been prepared in accordance with GAAP.  The Company has furnished Buyer with copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2013 and the related consolidated statement of income for the three-month period then ended.  Such unaudited financial statements were properly prepared using accounting principles consistent with those used in the preparation of the Previous Accounts, subject to normal and recurring year-end adjustments and the absence of notes.

(b)                                 The financial statements described in Section 4.5(a) are collectively referred to as the “Financial Statements.”  The Financial Statements as of and for the three-month period ended March 31, 2013 are referred to as the “Most Recent Financial Statements.”

(c)                                  The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated therein in accordance with GAAP (subject to, in the case of the Most Recent Financial Statements, normal and recurring year-end adjustments and the absence of notes).

(d)                                 All accounts receivable, notes receivable, and other receivables of the Company and its Subsidiaries are reflected properly on their books and records, are valid receivables that have arisen from bona fide transactions and recorded in accordance with the Company’s revenue recognition policies as stated in the Financial Statements, and are subject to no setoffs or counterclaims.  The books and records of the Company and its Subsidiaries have been kept in accordance with reasonable business practices, have complied in all material respects with all Applicable Legal Requirements, and reflect only actual transactions.

(e)                                  The system of internal controls over financial reporting used by the Company and its Subsidiary is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of the Company’s or its Subsidiary’s assets that would materially affect the Financial Statements.

(f)                                   Other than to the extent disclosed or accrued for in the Most Recent Financial Statements, the Company and its Subsidiaries have no material liabilities or obligations of any nature except: (1) liabilities and obligations incurred in the ordinary course of business since the date of the Most Recent Financial Statements; (2) liabilities and obligations set forth in, or arising under, leases, agreements, contracts, or commitments set forth in the Disclosure Letter; and (3) liabilities and obligations resulting from pending or threatened Legal Proceedings disclosed in the Disclosure Letter.

4.6                               Title to Personal Property.  The Company has good and valid title to, or a valid and binding leasehold or license interest in, and the right to use, all personal property and assets used in the operation of its business, free and clear of all Liens except Permitted Liens.

4.7                               Compliance with Laws, Regulatory Reports, and Registrations; Permits.

(a)                                 The operations of the Company and each of its Subsidiaries have been, and are being, conducted in compliance in all material respects with all Applicable Legal Requirements and Orders, provided that any fine or series of fines issued by FINRA against the Company that, in the aggregate, are less than $100,000 shall not be deemed material.

(b)                                 To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is under investigation with respect to (i) any violation of any Applicable Legal Requirement or Order or (ii) any actual or alleged obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any corrective action of any material nature.

(c)                                  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has been threatened to be charged with any non-compliance with any Applicable Legal Requirement or Order, and has not received any notice or other communication from any Governmental Entity or SRO.

(d)                                 The Company and its Subsidiaries are and have been in material compliance with all filing, disclosure, reporting, notice registration, qualification and licensure requirements under all Applicable Legal Requirements and Orders for themselves and the employees of the Company.

(e)                                  To the Company’s Knowledge, no Governmental Entity or SRO has threatened any proceeding against the Company or any of its Subsidiaries with respect to a violation of any Applicable Legal Requirement or Order.  To the Company’s Knowledge, no examination of the Company or any of its Subsidiaries by any Governmental Entity or SRO is ongoing, unresolved or threatened.  Neither the Company nor any of its Subsidiaries has been (i) subject to any cease and desist, censure or other disciplinary order issued by, (ii) a party to any written agreement consent or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any Order or directive by (other than exemptive orders), or (v) a recipient of any supervisory letter from, any Governmental Entity or SRO.

(f)                                   There have been no no-action letters or exemptive orders issued to the Company or any of its Subsidiaries.

(g)                                  Neither the Company nor any of its Subsidiaries is, or has been, subject to any material disability or limitation with respect to the operation or performance of their business by reason of violation of any Applicable Legal Requirement or Order.

(h)                                 The Company and its Subsidiary have adopted and implemented, and are in material compliance with, written policies and procedures reasonably designed to prevent violation, by the Company and its Subsidiaries and their supervised persons, of the Investment Advisers Act and Investment Company Act.  The conduct of the business of the Company does not require the Company or any of its respective officers or employees (other than Asset Management Employees) to be registered as an investment adviser under the Investment Advisers Act or as an investment adviser or investment adviser representative or agent under any other Applicable Legal Requirement.

(i)                                     The Company and its Subsidiaries, and their respective directors, officers, employees, agents and other representatives, hold all material Permits necessary for the operation of their businesses (collectively, the “Material Permits”).  Each of the Material Permits is valid and in full force and effect.  None of the Material Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has received any notification from any Governmental Entity or SRO asserting that such Governmental Entity or SRO intends to revoke or suspend any Material Permit.

(j)                                    The Company and its Subsidiaries, Affiliates, officers and employees that are required to be registered or make notice filings as a broker-dealer, a registered representative, a sales person (or in a similar capacity), a transfer agent, an investment adviser, an investment adviser representative, an investment company or an insurance agent with the SEC, the securities commission or similar authority of any state or foreign jurisdiction, the insurance commission or similar authority of any state or foreign jurisdiction, or any SRO are so registered and have made such notice filings; and the Company is duly registered and has made notice filings with each such applicable Governmental Entity and SRO as such, and such registrations and notice filings are in full force and effect.

(k)                                 None of the Company or its Affiliates, nor any of their respective officers and employees, is required to be registered as a commodity trading advisor, swaps dealer, commodity pool operator, futures commission merchant, futures or swaps introducing broker or insurance agent under any Applicable Legal Requirement.

(l)                                     The Company is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act applicable to broker-dealers. The Company is a member in good standing of each SRO of which it is required to be a member, including the MSRB, and is in compliance in all material respects with all applicable rules and regulations of each SRO of which it is a member or which otherwise has authority over it. The Company is duly registered, licensed or qualified as a broker-dealer under, and in compliance with, the Applicable Legal Requirements of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect. There is no action or proceeding pending or, to the Company’s Knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(m)                             The Company is and has been in compliance in all material respects with all Applicable Legal Requirements relating to the conduct of its business as a broker and dealer of municipal securities, including the rules and regulations of the MSRB.  The Company is not a party to any “financial advisory relationships” within the meaning of MSRB Rule G-23, except for those evidenced by the written contracts set forth in Section 4.11(a)(xviii) of the Disclosure Letter.  Such written contracts comply with all requirements of Rule G-23.  The Company has complied with all requirements of Rule G-23 in connection with each of its financial advisory relationships, including applicable ethical standards, disclosure requirements, and limitations on engaging in underwriting or remarketing activities.   Neither the Company nor any of its employees, Affiliates or political action committees controlled by it or its employees or Affiliates has made any political contributions or engaged in any activity as described in MSRB Rule G-37 which would cause the disqualification of the Company, the Surviving Corporation or any employee of the Company from engaging in the municipal securities business with an issuer pursuant to the terms of Rule G-37.  The Company has kept all appropriate records as required by Rule G-37.

(n)                                 Neither the Company nor any of its respective directors, officers, employees or “associated persons,” (i) is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act), (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Company or its Affiliates (including, after the Effective Time, Buyer and its Affiliates) as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (iv) there is no investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its “associated persons,” whether formal or informal, that is reasonably likely to result in any such Person being deemed ineligible as described in clause (i), subject to a statutory disqualification as described in clause (ii) or subject to a disqualification as described in clause (iii).

(o)                                 The Company is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by the Company that will result in it not being in compliance with applicable regulatory net capital requirements. The Company is in compliance with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.

(p)                                 The Company has furnished to Buyer a true, correct and complete copy of each of its Uniform Applications for Broker-Dealer Registration on Form BD filed since January 1, 2010, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”) and a true, correct and complete copy of each other registration, report and material correspondence filed by the Company with any Governmental Entity or SRO since January 1, 2010 and will deliver or make available to Buyer such forms, registrations, reports and correspondence as are filed from and after the date hereof and prior to the Effective Time. Each Form BD and each of the Company’s other registrations, forms, and other reports filed with any Governmental Entity or SRO since January 1, 2010 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and Applicable Legal Requirements.

(q)                                 The Company has adopted and implemented an anti money laundering policy and a customer identification program, each of which complies in all material respects with the requirements of Applicable Legal Requirements.  The Company has

devised and maintained systems of internal controls sufficient to be in material compliance with the requirements of the Exchange Act and the rules and regulations of each applicable SRO.  The Company maintains “know your customer” policies and procedures and obtains information concerning customers sufficient to know the “essential facts” concerning its customers as required under Applicable Legal Requirements (including the USA Patriot Act) and the rules of each applicable SRO.  The Company has furnished to Buyer true, correct and complete copies as in effect as of the date hereof of its (i) policies reasonably designed to avoid corruption, bribery, money laundering, political contributions or unlawful payments or gifts to government officials, (ii) personal securities trading policies, and (iii) codes of conduct and ethics.

(r)                                    The Company is a member in good standing of the United States Securities Investor Protection Corporation, and is and has been in compliance in all material respects with all applicable rules and regulations thereof.

4.8                               Litigation.  No Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, or any of their respective directors, officers, employees, agents or other representatives (in their capacities as such), or any of their respective assets, properties, or businesses.  To the Company’s Knowledge, no circumstances exist that would reasonably be expected to serve as a basis for the commencement of any such Legal Proceeding.  Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, agents or other representatives (in their capacities as such), is subject to any Orders.

4.9                               Absence of Certain Changes or Events.

(a)                                 Since December 31, 2012, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practices, and there has not been any condition, circumstance, event, or occurrence that, individually or in the aggregate, has resulted or would be reasonably likely to result in a Material Adverse Effect.

(b)                                 Without limiting the generality of Section 4.9(a) and, in each instance, excluding the transactions contemplated by this Agreement, since December 31, 2012, neither the Company nor any of its Subsidiaries has:

(i)                                     created, incurred, assumed, or guaranteed any material indebtedness or become subject to any material liabilities, other than liabilities or indebtedness incurred in the ordinary course of business;

(ii)                                  subjected any of its material assets to any Lien, except Permitted Liens;

(iii)                               sold, assigned, or transferred any material assets, other than in the ordinary course of business;

(iv)                              suffered any extraordinary losses, whether or not covered by insurance, forgiven or canceled any material claims, or waived any right of material value;

(v)                                 increased in any material respects its total number of employees or the salaries, wages, bonuses or other compensation or benefits payable, or to become payable, to any directors, officers, employees, agents, or representatives, except for increases to its officers and employees in the ordinary course of business consistent with past practice or as required under any existing employment agreement;

(vi)                              suffered any work stoppage;

(vii)                           changed in any material respect any of its accounting principles or the methods of applying such principles, other than changes required by GAAP;

(viii)                        entered into any agreement with any of the Shareholders, or any partner, member, owner, or Affiliate of any Shareholder;

(ix)                              made any material change in the manner and timing of payment of trade and other payables;

(x)                                 amended its Organizational Documents;

(xi)                              made or permitted to have occurred any material change in practices with respect to the collection of accounts receivable;

(xii)                           entered into, adopted, modified, or terminated any Company Employee Plan;

(xiii)                        authorized for issuance, issued, sold, pledged, or delivered any equity interests or any securities convertible into or exchangeable or exercisable for equity interests of the Company or any of its Subsidiaries, or redeemed, purchased, or otherwise acquired any equity interests of the Company or any of its Subsidiaries;

(xiv)                       merged or consolidated with any Person or entered into any partnership, joint venture, association, or other business organization; or

(xv)                          other than this Agreement, entered into any agreement or commitment to do any of the foregoing.

4.10                        Taxes.

(a)                                 All Tax Returns of the Company and its Subsidiaries (collectively, the “Relevant Companies”) required to be filed on or before the Closing Date have been timely filed or will be timely filed (taking into account extensions of time in which to file) on or before the Closing Date in accordance with all Applicable Legal Requirements and Orders, and all such Tax Returns are true, correct and complete in all material respects.  The Relevant Companies have timely paid all Taxes due and payable (whether or not shown to be due on such Tax Returns).  The Relevant Companies have made adequate provision in the Financial Statements for all Taxes payable by the Relevant Companies for all periods reflected therein.  All Taxes of the Relevant Companies not yet due and payable will be fully accrued on the Estimated Closing Statement.

(b)                                 No Relevant Company has requested any extension of time within which to file any Tax Return which has not yet expired.

(c)                                  There is no action, suit, proceeding, investigation, assessment, adjustment, audit or claim now proposed in writing or, to the Company’s Knowledge, pending or threatened, against or with respect to any of the Relevant Companies in respect of any Tax.  No Relevant Company has requested a private letter ruling, technical advice, a change of any method of accounting, or made any other similar requests from any Taxing Authority.

(d)                                 There are no outstanding waivers or other agreements or documents extending (or having the effect of extending) any statutory periods of limitation for the assessment, reassessment or collection of Taxes of any Relevant Company and no power of attorney granted by any Relevant Company with respect to any Taxes is currently in force.

(e)                                  There are no liens for Taxes upon the assets of the Relevant Companies except for Permitted Liens.

(f)                                   None of the Relevant Companies has ever been a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes or has been a party to any tax sharing agreement or arrangement.  None of the Relevant Companies is liable for Taxes of any other Person as a result of transferee liability, joint and several liability, contractual liability, or otherwise.

(g)                                  The Company was a validly electing S-corporation within the meaning of Sections 1361 and 1362 of the Code at all times since July 1, 2003 until October 4, 2011.  The Company had in effect valid elections to be Taxed in a comparable fashion under comparable state, local or foreign Tax law, for the same period.

(h)                                 All income Tax Returns of the Relevant Companies through the year ended December 31, 2010 have been examined and the examinations concluded or are Tax Returns with respect to which the applicable period for assessment, giving effect to waivers and extensions, has expired.

(i)                                     The Company has made available to Buyer correct and complete copies of all federal, state, local, and foreign Tax Returns filed with respect to each of the Relevant Companies for all taxable periods for which the applicable statute of limitations remains open, or if longer, the prior six years, as well as, all examination reports, and statements of deficiencies filed, or assessed against and agreed to, by the Relevant Companies for all taxable periods for which the applicable statute of limitations remains open, or if longer, the prior six years.  Section 4.10(i) of the Disclosure Letter indicates which of the provided Tax Returns have been audited or are currently the subject of an audit, action, or proceeding.

(j)                                    To the Company’s Knowledge, no claim has ever been made by a Taxing Authority or other Governmental Entity in a jurisdiction where any of the Relevant Companies do not file Tax Returns that a Relevant Company is or may be subject to taxation by that jurisdiction.

(k)                                 The Relevant Companies have (i) withheld all required amounts from their employees, agents, contractors, nonresidents, and other persons and remitted such amounts to the proper agencies in accordance with all Applicable Legal Requirements; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security Taxes and premiums, and unemployment Taxes and premiums, all in compliance with the Code (and other Applicable Legal Requirements) as in effect for the applicable year.

(l)                                     The Company is not and has not been a United States real property holding corporation.

(m)                             No asset of the Relevant Companies is tax-exempt use property under Code Section 168(h).  No portion of the cost of any asset of the Relevant Companies has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a).  None of the assets of the Relevant Companies is property that the Relevant Companies are required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(n)                                 No Relevant Company has or has had a permanent establishment in any foreign country.  No Relevant Company engages or has engaged in a trade or business in any foreign country that would cause that Relevant Company to be obligated to pay Taxes or file Tax Returns in such country.

(o)                                 No Relevant Company has, in the past five years, been a party to a transaction (i) reported or intended to qualify as a reorganization under Code Section 368 or (ii) reported or intended to qualify as a distribution governed by Code Sections 355 or 356.

(p)                                 The Relevant Companies are, and at all times have been, in compliance with the provisions of Code Sections 6011, 6111, and 6112 relating to tax shelter disclosure, registration, list maintenance and record keeping requirements.  No Relevant Company has engaged in any transaction which (i) is a “reportable transaction,” (ii) a “listed transaction,” or (iii) a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meanings of Sections 6662, 6662A, 6011, 6111, or 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS.

(q)                                 Except as provided in Section 6.15(e), no Relevant Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar Applicable Legal Requirement); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for federal income tax purposes (or any similar doctrine for foreign, state or local tax purposes); (iii) prepaid amounts received or paid on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date, (v) an agreement entered into with any Taxing Authority on or prior to the Closing Date, or (vi) deferral of income under Section 108(i) of the Code.

(r)                                    No debt of any of the Relevant Companies is “corporate acquisition indebtedness” within the meaning of Code Section 279 or an “applicable high yield debt obligation” within the meaning of Code Section 163(e)(5).  No interest accrued or paid by a Relevant Company (whether as stated interest, imputed interest, or original issue discount) on any debt obligation of the Relevant Company is not deductible for federal, state, or local income tax purposes.

(s)                                   None of the Relevant Companies has made any payments, is obligated to make any payments, or is a party to any agreement, including this Agreement, that could obligate it to make any payments that would not be deductible under Code Section 280G.

(t)                                    The Company and its Subsidiaries are in compliance with the Code and Applicable Legal Requirements relative to obtaining all taxpayer certifications (including executed IRS Forms W-8 and W-9, as applicable) from all Persons to whom it makes payments in connection with its business; and each of the Company and its Subsidiaries has complied with all withholding and information reporting obligations imposed by the Code, including Sections 1441, 1445 and 1446 of the Code, or any Applicable Legal Requirement.

(u)                                 The Company and each of its Subsidiaries has recorded in its processing system any B Notice pursuant to Treasury Regulations Section 31.3406(c) — 1(c) (with respect to payees who have failed to report all interest or dividends on their Tax Returns) or any C Notice pursuant to Treasury Regulations Section 31.3406(d) — 5(c) (with respect to payees who have given the Company or any of its Subsidiaries an incorrect taxpayer identification number) received in connection with any payee.

4.11                        Material Contracts.

(a)                                 Section 4.11 of the Disclosure Letter sets forth a list of all of the following Contracts to which the Company or any of its Subsidiaries is a party, or by which any of them or their respective properties or assets are subject or bound, whether written or unwritten, and which are valid and in force as at the date of this Agreement (collectively, the “Material Contracts”):

(i)                                     any purchase order, agreement, or commitment to purchase or sell any products or services that involves aggregate consideration in excess of $25,000 and that either (A) is not performable within six months or (B) is not terminable by the Company or any of its Subsidiaries without payment or penalty upon 30 days’ notice;

(ii)                                  any loan agreement, promissory note, indenture, letter of credit, or other agreement or instrument evidencing or providing for the borrowing of money, any repurchase agreement or other instrument evidencing Repo Obligations, any contract or agreement for the deferred purchase price of property (excluding normal trade payables), or any agreement or instrument guaranteeing any indebtedness, letters of credit, or obligations to pay the deferred purchase price of property (other than normal trade payables) or to reimburse the maker of any letter of credit or banker’s acceptance or any endorsement of any promissory note, bill of exchange, or other negotiable instrument (other than endorsements of negotiable instruments for collection in the ordinary course of business);

(iii)                               any agreement guaranteeing any obligations of any Person;

(iv)                              any joint venture, partnership, or other arrangement involving a sharing of profits, other than the Organizational Documents;

(v)                                 any sales agency, advertising, promotional or distribution agreement that involves aggregate consideration in excess of $25,000;

(vi)                              any non-competition, exclusive dealing, non-solicitation, confidentiality, or similar agreement;

(vii)                           any agreement with any of the Shareholders or their Affiliates, other than the Company’s Organizational Documents;

(viii)                        any agreement for the sale of any material assets;

(ix)                              any agreement that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge, or otherwise dispose of any of its assets or business;

(x)                                 any mortgage, deed of trust, security agreement, or other agreement creating a Lien on any assets of the Company or its Subsidiaries, including any capital lease;

(xi)                              any material lease (either as lessor or lessee) of personal property;

(xii)                           any agreement relating to Intellectual Property, including any software licenses (other than non-negotiated licenses of off-the-shelf software where the aggregate value of all licenses of the same or similar software is less than $50,000);

(xiii)                        any material agreement for capital expenditures;

(xiv)                       any agreement between the Company or any of its Subsidiaries and any Affiliate of the Company or any Person who directly or indirectly owns, controls, or holds with power to vote 5% or more of the outstanding voting securities of the Company or any of its Subsidiaries;

(xv)                          any agreement with a Governmental Entity or SRO;

(xvi)                       any agreement pursuant to which the Company or any of its Subsidiaries is required to make payments over the entire term of such agreement in excess of $100,000;

(xvii)                    any agreement with respect to any financial advisory relationships within the meaning of MSRB Rule G-23;

(xviii)                 any ISDA Master Agreement; and

(xix)                       any other agreement that was not entered into in the ordinary course of business and is otherwise material to the Company or any of its Subsidiaries.

(b)                                 (i) all Material Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws related to the enforcement of creditors’ rights or by general principles of equity; (ii) neither the Company nor any of its Subsidiaries is in breach of any Material Contract; (iii) no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under any Material Contract by or in respect of the Company or any of its Subsidiaries; (iv) to the Company’s Knowledge, no other party to a Material Contract is in breach thereof; and (v) to the Company’s Knowledge, no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under a Material Contract by or in respect of any other party to the Material Contract.

(c)                                  Correct and complete copies of each written Material Contract and summaries of each unwritten Material Contract have been provided by the Company to Buyer.

4.12                        ESOP Matters.

(a)                                 The Company ESOP qualifies as an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code.

(b)                                 The Company has engaged the Special Fiduciary, an independent corporate trustee that is a bank or trust company with significant experience in employee stock ownership plan matters, to serve as special fiduciary of and act on behalf of the Company ESOP in connection with the transactions contemplated in this Agreement. The Company has disclosed the agreement between the Company and the Special Fiduciary.

4.13                        Employment and Independent Contractors.

(a)                                 Section 4.13(a) of the Disclosure Letter sets forth a list, as of the date hereof, of all current employees engaged by the Company or any of its Subsidiaries, specifying with respect to each such employee:

(i)                                     name;

(ii)                                  position or title;

(iii)                               status as full-time or part-time (with “full-time” being defined as at least 30 hours per week);

(iv)                              to the extent applicable, whether such employee is currently on leave under the Family and Medical Leave Act or other Applicable Legal Requirement, military leave, disability leave or other leave of absence;

(v)                                 current salary, draw, hourly-rate of compensation or other remuneration;

(vi)                          classification as exempt or non-exempt under the Fair Labor Standards Act;

(vii)                       date of hire or initial service;

(viii)                    accrued but unused vacation, holiday, and sick pay (whether in the form of paid time off, extended illness bank plans, or some other form) as of the date the list is prepared;

(ix)                          place of work; and

(x)                                 whether the employee will be offered employment with the Asset Management Subsidiary effective as of the closing of the Asset Management Subsidiary Sale (the “Asset Management Employees”).

(b)                             Section 4.13(b) of the Disclosure Letter sets forth a list, as of the date of this Agreement, of all current Independent Contractors engaged by the Company or any of its Subsidiaries specifying with each such Independent Contractor:

(i)                                     name;

(ii)                                  term and termination requirement(s) for such Independent Contractor agreement and/or arrangement;

(iii)                               compensation for services provided;

(iv)                              description of services provided;

(v)                                 location in which services are provided; and

(vi)                              whether the Asset Management Subsidiary would retain the Independent Contractor relationship effective as of the closing of the Asset Management Subsidiary Sale (the “Asset Management Independent Contractors”).

(c)                                  Section 4.13(c) of the Disclosure Letter sets forth a complete and accurate list of all remuneration payable and other benefits provided or which the Company or any of its Subsidiaries are bound to provide (whether on or after the date of this Agreement) in respect of each of its employees or Independent Contractors.

(d)                                 Section 4.13(d) of the Disclosure Letter sets forth a list of all agreements that cover any employee or Independent Contractor of the Company or any of its Subsidiaries as of the date of this Agreement, including (i) employment, independent contractor, and service contracts; (ii) offer letters, bonus or commission arrangements, deferred compensation arrangements and other arrangements relating to compensation; and (iii) non-competition, non-solicitation, confidentiality, and similar agreements.  True and correct copies of such agreements have been provided to Buyer.

(e)                                  Except as disclosed in Section 4.13(a) of the Disclosure Letter, no employee is absent or scheduled to be absent from work due to a leave (whether paid or unpaid), including disability leave, otherwise than in accordance with their respective contracts of employment.

(f)                                   As of the date of this Agreement, none of the employees or Independent Contractors engaged by the Company or its Subsidiary as at the date of this Agreement has given notice terminating his, her or its employment or engagement with the Company or any of its Subsidiaries.

(g)                                  None of the employees is under notice of dismissal, nor is there any known liability outstanding to any employee of the Company or Independent Contractor as of the date of this Agreement or any former employee of the Company or its Subsidiary or any individual formerly engaged as an independent contractor by the Company or its Subsidiary, except for remuneration or other benefits accruing due, and all such remuneration or other benefit that has fallen due for payment has been paid.

(h)                                 To the Company’s Knowledge, no employee of the Company is subject to a non-competition restriction limiting such employee of the Company’s ability to be employed by Buyer, or the Surviving Corporation or any of its Subsidiaries after the Effective Time in the same capacity as such employee is currently employed or engaged by the Company or its Subsidiaries.

(i)                                     With respect to all current and former employees of the Company or any of its Subsidiaries, each of the Company and its Subsidiaries: (i) is in material compliance with all Applicable Legal Requirements respecting labor and employment, employment practices, terms and conditions of employment, wages and hours, employee classification (including classification of employees as exempt or non-exempt under the Fair Labor Standards Act and similar state laws), overtime compensation, workers’ compensation, equal employment opportunity, equal pay or treatment, discrimination on the basis of any protected classification, fixed term employment, working time, information and consultation, maternity, paternity and parental leave and pay, immigration control, and data privacy and security; (ii) has withheld and reported in a timely manner all amounts required by Applicable Legal Requirement or by agreement to be withheld and reported with respect to wages, salaries and other payments; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, or other benefits or obligations (other than routine payments to be made in the normal course of business and consistent with past practice).

(j)                                    Except as disclosed in Section 4.13(j) of the Disclosure Letter, there are no actions, proceedings, claims, suits, investigations, labor disputes, arbitrations, administrative charges, or grievances pending relating to any labor, safety or discrimination matters involving any current or former employee who was employed by the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, have any such claims or proceedings been threatened.

(k)                                 All material personnel policies and procedures applicable to the employees of the Company are in writing.  There are no personnel manuals, handbooks,

policies, rules or procedures applicable to employees of the Company, other than those set forth in Section 4.13(k) of the Disclosure Letter.

(l)                                     Neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Entity or third party regarding any violation or alleged violation of any Applicable Legal Requirement relating to hiring, recruiting, employing of (or continuing to employ) anyone not authorized to work in the country in which they are employed.  The Company and its Subsidiaries have in their files a Form I-9 that is validly and properly completed in accordance with Applicable Legal Requirements for each current or former employee of the Company or any of its Subsidiaries with respect to whom such form is required under Applicable Legal Requirements.

(m)                             All Persons performing services to the Company or any of its Subsidiaries who are classified and treated as independent contractors, contractors or in a similar capacity qualify as independent contractors and not as employees under any Applicable Legal Requirement.

(n)                                 The Company and its Subsidiaries maintain a personnel file for each current and former employee in accordance with all Applicable Legal Requirements and Orders.

4.14                        Employee Benefits.

(a)                                 Each Pension Plan, each Welfare Plan, and each other deferred compensation, bonus, commission, incentive, stock incentive, stock option, stock purchase, stock appreciation, equity-based compensation, profit sharing, severance, change in control, pension or retirement, health, medical, prescription drug, dental, vision, disability, life insurance, flexible spending account, transportation, sick pay, vacation pay, paid time off, holiday, leave of absence, salary continuation, educational assistance, adoption assistance, service award, perquisite, fringe benefit, employment agreement or other employee benefit plan, program, practice, or arrangement that is currently maintained by the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates is under any current obligation to contribute or has liability, whether current or contingent (collectively, the “Company Employee Plans”), is listed in Section 4.14(a) of the Disclosure Letter and, to the extent a Company Employee Plan is evidenced by documents, true and complete copies thereof have been provided to Buyer, and to the extent a Company Employee Plan is not evidenced by documents, a written summary has been provided.  In addition, the Company has provided, as applicable, (i) copies of the summary plan descriptions and summary of material modifications of each Company Employee Plan, (ii) copies of the most recent determination letter (or advisory or opinion letter as applicable) issued by the Internal Revenue Service with respect to each Pension Plan that is a Company Employee Plan, (iii) copies of the annual report (Form 5500 Series) required to be filed with any Governmental Entity with respect to each Company Employee Plan for the three most recent plan years of such plan, (v) copies of each trust agreement, group annuity contract, funding arrangement and service agreements related to Company Employee Plans, and any amendments thereto, (vi) copies of the Company ESOP valuations for the three most recent plan years and (vii) all material rulings, opinions and correspondence issued by a Government Entity during the last six years for any Company Employee Plan.

(b)                                 Each of the Company and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Company Employee Plans or Applicable Legal Requirements.

(c)                                  Each Company Employee Plan (and any related trust, insurance contract, or other funding instrument) has been maintained and administered in all material respects in compliance with all Applicable Legal Requirements and with its terms, and all material reports required to be filed with any Governmental Entity with respect to each Company Employee Plan have been timely filed.  To the Company’s Knowledge, no facts exist that would reasonably be expected to cause the Internal Revenue Service to disqualify any Company Employee Plan that is intended to be a tax-qualified plan under Section 401(a) of the Code.

(d)                                 There is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its ERISA Affiliates or, to the Company’s Knowledge, any Company Employee Plan, any plan fiduciary by any Governmental Entity, or any participant or beneficiary, with respect to any Company Employee Plan, except for routine claim for benefits, appeals of such claims and domestic relations order proceedings.  Neither the Company nor any of its ERISA Affiliates nor, to the Company’s Knowledge, any plan fiduciary of any Pension Plan or any Welfare Plan that is a Company Employee Plan has engaged in any transaction in violation of Section 406 of ERISA for which no exemption exists under Section 408 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or Section 4975(d) of the Code or any other Applicable Legal Requirement relating to the management of pension assets, or is subject to any excise Tax imposed by the Code with respect to any Company Employee Plan.

(e)                                  Neither the Company nor any of its ERISA Affiliates currently maintains, nor at any time in the six calendar years ending immediately prior to the calendar year in which the Closing Date falls maintained, or had an obligation to contribute to, (i) any defined benefit pension plan subject to Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 4063 of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)                                   No Company Employee Plan provides health, dental, life insurance benefits or other welfare benefits to any former employee of the Company or an ERISA Affiliate, or any dependent of any such former employee, following termination of the employee’s employment, except as may be required by COBRA or any similar Applicable Legal Requirement.  The requirements of COBRA and any similar requirements under any other Applicable Legal Requirement relating to continuation of employee welfare benefits have been satisfied with respect to each Company Employee Plan that is subject to such requirements.  Neither the Company nor any of its Subsidiaries is bound by any agreement (including any collective bargaining agreement or individual employment agreement) to maintain any Company Employee Plan, and each Company Employee Plan is terminable at the discretion of the Company or its Subsidiary without liability to the Company or any of its Subsidiaries upon or following such termination.

(g)                                  Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any benefit or award thereunder has been maintained and operated in compliance with Section 409A of the Code and the guidance thereunder, and has been timely amended to demonstrate documentary compliance with Section 409A of the Code.

(h)                                 The consummation of the transactions contemplated in this Agreement will not result in any new or increased obligations to employees, including severance pay due to a change of control, increased vesting or benefit accruals, acceleration of payment, or guarantees of employment, or restrictions on changes in terms or conditions of employment for any period following the consummation of the transactions contemplated in this Agreement.

(i)                                     No Company Employee Plan is subject to the laws of any jurisdiction outside of the United States.

(j)                                    Section 4.14(j) of the Disclosure Letter contains a complete and accurate list of any Person who is receiving continuation coverage under COBRA or other Applicable Legal Requirement as of the date of this Agreement, and the Company shall supplement such list to be complete and accurate as of the Closing Date.

4.15                        Intellectual Property.

(a)                                 Section 4.15(a)(1) of the Disclosure Letter sets forth all registered (and all applications for registration of) and material unregistered Intellectual Property owned by the Company and its Subsidiaries.  The Company owns (free and clear of all Liens, other than Permitted Liens) the Intellectual Property set forth in Section 4.15(a)(1) of the Disclosure Letter.  Section 4.15(a)(2) of the Disclosure Letter sets forth all licenses to use third-party Intellectual Property used by the Company or any of its Subsidiaries.

(b)                             (i)                                     The Company has the right to use, and upon the consummation of the transactions contemplated by this Agreement will still have the right to use, without any obligation or liability whatsoever to make any payments by way of royalties, fees, or otherwise, all Intellectual Property used in the operation of the business of the Company or necessary for the ordinary course of business of the Company.  Neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or violated the Intellectual Property of any other Person, and, to the Company’s Knowledge, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property of the Company.

(ii)                                  No claims or proceedings are pending or, to the Company’s Knowledge are threatened, against the Company or any of its Subsidiaries, alleging that either the Company or any of its Subsidiaries has infringed upon or otherwise violated, or caused or induced any Person to infringe upon or otherwise violate, any known right or claimed right of any Person under or with respect to any Intellectual Property of any other Person.  The Company has not received notice of any pending or threatened proceeding or any allegation or claim in which any Person alleges that the Company has violated any Person’s Intellectual Property.  Further, the Company has not received a written offer from any other Person proposing to grant a license to Company to such Person’s Intellectual Property purported to relate to the Company.

(iii)                               Neither the Company nor its Subsidiary has used any confidential information or trade secrets in violation of the rights of any Person.

(iv)                              The Company has taken commercially reasonable efforts to maintain the secrecy of all of the Company’s confidential information.  Neither the Company nor its Subsidiary has disclosed to any Person not obligated to maintain the confidentiality thereof any trade secret or other Intellectual Property the value of which is contingent upon confidentiality without securing an appropriate confidentiality agreement, and to the Company’s Knowledge there have been no violations of any such confidentiality obligations owed to the Company or its Subsidiary.

(v)                                 Neither the Company nor its Subsidiary has entered into any covenant not to compete, trademark agreement, patent agreement, or other contract limiting or purporting to limit the ability of the Company or its Affiliates (including, after the Effective Time, Buyer and its Affiliates) or its Subsidiary to transact business in any market or geographical area or with any Person.

4.16                        Information Technology.

(a)                                 Section 4.16(a) of the Disclosure Letter lists all Proprietary Software that is used by the Company or that is under development by the Company.  Such Proprietary Software functions for its intended uses.  The documentation and the source code with its embedded commentary, descriptions, and indicated authorship, the specifications and the other informational materials that describe the operations, functions, and technical characteristics applicable to the Proprietary Software disclosed in Section 4.16(a) of the Disclosure Letter are sufficient to permit the Company to support and maintain their businesses as currently conducted.  The Company is entitled, and will remain entitled after the Effective Time, to use all Proprietary Software and all other computer software that is used or relied on by the Company or its Subsidiary for its operations pursuant to licenses granted to the Company by the owner or licensee of such software.

(b)                                 The Company has taken reasonably prudent actions to protect the data contained in the Information Technology Systems directly related to the business of the Company and its Subsidiary and to protect against (1) any protective, encryption, security, or lock-out devices that might in any way interrupt, discontinue, or otherwise adversely affect the use of such Information Technology Systems; and (2) any so-called computer viruses, worms, trap or back doors, Trojan horses, or any other instructions, codes, programs, data, or materials (collectively, “Malicious Instructions”) that could improperly interfere with the operation or use of such Information Technology Systems.

(c)                                  None of the Information Technology Systems related to the business of the Company and its Subsidiary has experienced any material bugs, failures, breakdowns, continued substandard performance, Malicious Instructions, data losses, data-integrity problems, hacking attempts, or security breaches that, alone or in the aggregate, have caused any substantial disruption or interruption in or to the use of any such Information Technology Systems.

(d)                                 None of the Proprietary Software contains code that is, or is based on, so- called open source software or shareware.

(e)                                    All of the Content used on the Information Technology Systems and on the Company’s web sites is owned by Company.

4.17                        Labor Disputes.  There are no strikes, work stoppages, picketing, or slowdowns or labor disputes or claims of unfair labor practices pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.  No employees of the Company are union employees or otherwise subject to any collective bargaining agreement or other union, association, or similar contract.  No union or association organizing or election activities involving any non-union are in progress or, to the Company’s Knowledge, have been threatened.

4.18                        Finders or Investment Bankers.   None of the Shareholders (or any of their officers, directors, or Affiliates), the Company, or its Subsidiary has employed or will employ any investment banker, business consultant, financial adviser, broker, or finder in connection with the transactions contemplated by this Agreement.

4.19                        Insurance.  Section 4.19 of the Disclosure Letter sets forth a list of all insurance policies taken by the Company and the amount of coverage of and risks insured by such policies.  Such insurance policies provide all coverage required by Applicable Legal Requirements and the terms and conditions of the Real Property Leases, if applicable. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance with the terms of such policies and bonds in all material respects.  To the Company’s Knowledge, no insurance carrier has threatened in writing termination of, or premium increase outside the ordinary course of business with respect to, any such policies.

4.20                        Real Estate.

(a)                                 Neither the Company nor its Subsidiary owns, or has ever owned, any real property.

(b)                                 (i)                                     Section 4.20(b) of the Disclosure Letter identifies all leases and other arrangements (the “Real Property Leases”) under which, as of the date of this Agreement, the Company or its Subsidiary uses, occupies, or has the right to use or occupy, now or in the future, any real property (the building space and other improvements covered by the Real Property Leases being collectively called the “Leased Real Property”).  The Leased Real Property is the only real property occupied by the Company or its Subsidiary.

(ii)                                  Each Real Property Lease is valid, binding, in full force and effect, and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity); all rent and other sums and charges payable by the Company or its Subsidiary as tenant thereunder are current and not delinquent; no notice of default or termination under any Real Property Lease is outstanding; neither the Company nor its Subsidiary (and, to the Company’s Knowledge, no other party) is in breach of any of the Real Property Leases, and no termination event or condition or uncured default on the part of the Company or its Subsidiary exists under any of the Real Property Leases and no event has occurred and no condition exists that constitutes or, with the giving of notice or the lapse of time or both, would constitute, such a default or termination event or condition.

(iii)                               The Company has provided to Buyer correct and complete copies of each Real Property Lease, and any estoppel certificates, subordination agreements or similar instruments that would preclude assertion of any claim by the tenant under any Real Property Lease, affect any of the tenant’s rights or obligations under any Real Property Lease, or otherwise be binding upon any successor to the Company’s, or its Subsidiary’s, position under any Real Property Lease.

(iv)                                Except for the Real Property Leases, there is no lease (including any sublease) or occupancy agreement in effect with respect to any Leased Real Property.  To the Company’s Knowledge, there is no pending or threatened proceeding regarding condemnation or other eminent domain proceeding affecting any Leased Real Property or any sale or other disposition of Leased Real Property in lieu of condemnation.  The Company has good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease, free and clear of all Liens, except for (i) Permitted Liens or (ii) any Lien on the applicable fee title, the payment or performance of which is not the responsibility of the Company or its Subsidiary as tenant under the applicable Real Property Lease.

(v)                                 The use and occupancy by the Company and its Subsidiary of the Leased Real Property is in compliance in all material respects with all Applicable Legal Requirements.

(vi)                              The consummation of the transactions contemplated by this Agreement will not constitute a default or event of default under any of the Real Property Leases.

(vii)                           Neither the Company nor its Subsidiary has contested any operating costs, real estate taxes or assessments or other charges payable by the tenant under any Real Property Lease; there are no rights of first refusal, first options, or other rights held by the Company or its Subsidiary with respect to any Real Property Lease or the Leased Real Estate affected by such Real Property Lease that are not contained within the Real Property Lease; and neither the Company nor its Subsidiary has exercised any option or right to terminate, renew, or extend or otherwise affect the rights or obligations of the tenant under any Real Property Lease.

4.21                        Environmental.

(a)                                 The Company and its Subsidiary have obtained all material Permits that each is or was required to obtain under any Environmental Law.  The Company and its Subsidiary are and always have been in compliance with all Environmental Laws and the terms and conditions of all material Permits issued with respect to the Company and its Subsidiary pursuant to any Environmental Law.  No incident, condition, change, effect or circumstance with respect to the Company and its Subsidiary has occurred or exists that could reasonably be expected to prevent or interfere with such compliance by the Company and its Subsidiary in the future, including any failure to make a timely application or submission for renewal of any such Permit.

(b)                                 There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiary or against any Person whose liability for such Environmental Claim the Company or its Subsidiary have or retained or assumed by Contract or under any Applicable Legal Requirement.  No incident, condition, change, effect or circumstance has occurred or exists that could reasonably be expected to form the basis of an Environmental Claim against the Company or its Subsidiary or against any Person whose liability for such Environmental Claim the Company or its Subsidiary have or retained or assumed by Contract or under any Applicable Legal Requirement.

(c)                                  To the Company’s Knowledge, there is not present in, on or under any of the Leased Real Property any Hazardous Substance in such form or quantity as to create any liability of the Company or its Subsidiary under any Environmental Law.  Neither the Company nor its Subsidiary has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in any manner so as to create any liability under any Environmental Law or any other liability for the Company, any of its Subsidiaries, or Buyer.

4.22                        Business Lines.

(a)                                 Investment Advisory Business.  Except for the business conducted by the Asset Management Subsidiary prior to the closing of the Asset Management Subsidiary Sale, neither the Company nor any of its other Subsidiaries has acted as an “investment adviser” as defined in the Investment Advisers Act.

(b)                                 Brokerage Business.

(i)                                     Section 4.22(b)(i) of the Disclosure Letter sets forth (A) a form of each Brokerage Agreement, and all amendments thereto, in effect on the date hereof relating to the Company’s or any of its Subsidiaries rendering of services to each such Client, and (B) a list of the aggregate assets of the Clients subject to Brokerage Agreements, respectively, as of December 31, 2011 and December 31, 2012.

(ii)                              None of the Brokerage Agreements contains or is subject to any undertaking by the Company or its applicable Subsidiary to cap fees or to reimburse any or all fees thereunder.

(iii)                               The accounts of each Client that is subject to ERISA have been managed or serviced by the Company or applicable Subsidiary of the Company in compliance in all material respects with the applicable requirements of ERISA.

(c)                                  Financial Advisory Business.

(i)                                     Section 4.22(c)(i) of the Disclosure Letter sets forth (A) a form of each Contract for financial advisory services, including advisory services relating to interest rate swap agreements, and all amendments thereto, in effect on the date hereof relating to the Company’s or any of its Subsidiaries rendering of services to each such Client, and (B) a list of the Clients subject to such agreements, respectively, as of December 31, 2011, December 31, 2012 and the third Business Day preceding the date of this Agreement.

(ii)                              None of such Contracts for financial advisory services referred to in Section 4.22(c)(i) above contains or is subject to any undertaking by the Company or its applicable Subsidiary to cap fees or to reimburse any or all fees thereunder.

4.23                        Customers.

(a)                                 Customer Agreements.  To the Company’s Knowledge, each customer of the Company has been in all material respects originated and serviced (i) in conformity with the applicable policies of the Company, (ii) in accordance with the terms of any applicable instrument or agreement governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and (iv) in compliance with all Applicable Legal Requirements and the Company’s constituent documents, including any policies and procedures adopted thereunder.  Each instrument or agreement governing a relationship with a customer of the Company, including each Brokerage Agreement and each consulting agreement for financial advisory services, has been duly and validly executed and delivered by the Company and, to the Knowledge of the Company, the other contracting parties, each such instrument of agreement constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity, and the Company and the other parties thereto have duly performed in all material respects their obligations thereunder and the Company and, to the Knowledge of the Company, such other Person is in compliance with each of the terms thereof.

(b)                                 Bundled Fee Accounts. No customer of the Company is charged a single fee for services relating to both (a) one or more services of the Company and (b) other services provided by the Asset Management Subsidiary or other Affiliates of the Company.

(c)                                  Referral Fees.  The Company is not obligated to pay any referral fees, finders’ fees, retrocessions or similar fees or compensation with respect to any of its customers.

(d)                                 Fee Reductions.  No instrument or agreement governing a relationship with a customer of the Company provides for any reduction of fees charged (or in other compensation payable to the Company thereunder) greater than either 5% of the applicable compensation or $10,000 at any time subsequent to the date hereof.

(e)                                  Affiliate Relationships.  None of the Company’s directors, officers, employees or affiliates (i) is the beneficial owner of any interest in any of the accounts maintained on behalf of any customers of the Company or (ii) is a party to any contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the customers of the Company after the Effective Time.

(f)                                   Material Customers. Section 4.23(f) of the Disclosure Letter sets forth a complete and accurate list of the names of each of the customers of the Company that accounts for 10% or more of the Company’s revenues for any of the Company’s two most recent fiscal years.

(g)                                  Margin Accounts.  Each extension of credit by the Company to any Client (a) is in full compliance with the initial margin requirements of Regulation T of the Federal Reserve Board and the rules and regulations of any SRO and (b) is secured by adequate collateral resulting in an equity amount no less than the maintenance equity margins required pursuant to the rules and regulations of any SRO.  Section 4.23(g) of the Disclosure Letter lists all customer margin accounts with debit balances in excess of $25,000 that have maintenance equity margins of less than 50% within the account as of the date of this Agreement.

4.24                        Derivative Transactions.  Section 4.24 of the Disclosure Letter sets forth a list of (a) all confirmations entered into under ISDA Master Agreements to which the Company is a party, and (b) all other Derivative Transactions entered into by the Company that are still in effect.  Other than as set forth in Section 4.24(a) and Section 4.24(b) of the Disclosure Letter, the Company has not entered into any Derivative Transactions for the account of any customer or itself.

4.25                        Powers of Attorney.  Section 4.25 of the Disclosure Letter sets forth a list of all powers of attorney granted or entered into by the Company or any of its Subsidiaries that are still in effect.

4.26                        Transactions with Affiliates, Shareholders, and Others.

(a)                                 Except with respect to any amounts to be repaid or Contracts to be terminated at the Closing (including the Stock Purchase Loans):

(i)                                     neither the Company nor any of its Subsidiaries has any liability for indebtedness for borrowed money owing to any shareholder, member, equity holder, consultant, employee, or Affiliate of the Company or its Subsidiary;

(ii)                                  no shareholder, member, equity holder, consultant, employee, or Affiliate of the Company or its Subsidiary has, or on the Closing Date will have, any liability for any indebtedness for borrowed money owing to the Company or any of its Subsidiaries, except for ordinary business expense advances; and

(iii)                               no shareholder, member, equity holder, consultant, employee, or Affiliate of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any individual related by blood, marriage, or adoption to any such Person, is a party to any contract, agreement, arrangement or transaction with the Company or any of its Subsidiaries that will survive the Closing or has any material interest in any property or asset used by the Company or any of its Subsidiaries (including any Intellectual Property or Proprietary Software), in each case involving amounts in excess of $25,000.

(b)                                 Section 4.26(b) of the Disclosure Letter sets forth a list of all loans made by the Company to finance the acquisition of any Shares, including each loan made under the Company’s Stock Purchase Loan Policy dated February 28, 2013 (the “Stock Purchase Loans”), and sets forth the name of the borrower and the amount outstanding for each Stock Purchase Loan.

4.27                        Information Statement. The Information Statement will not, at the time it is first published, sent or given to any record or beneficial holder of Shares (including any participants in the Company ESOP) or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The Information Statement will comply as to form in all material respects with Applicable Legal Requirements. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer in writing specifically for inclusion or incorporation by reference in the Information Statement.

4.28                        Voting Requirement.  The affirmative vote of the holders of two-thirds of the aggregate issued and outstanding Shares, voting as a single class at the Shareholder Vote to approve this Agreement and the Merger, is the only vote of the holders of any class or series of the Company’s capital stock necessary in connection with this Agreement and the transactions contemplated herein.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND MERGER SUB

Parent, Buyer and Merger Sub, jointly and severally, represent and warrant to the Company and the Shareholders’ Representative, on behalf of the Shareholders, as follows:

5.1                               Corporate Organization.

(a)                                 Each of Parent, Buyer and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except for such failures that, individually or in the aggregate, except for such failures that, individually or in the aggregate, would not be reasonably likely to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b)                                 Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures that, individually or in the aggregate, would not be reasonably likely to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.2                               Authorization and Execution.  Each of Parent, Buyer and Merger Sub has the organizational power and authority required to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Parent, Buyer and Merger Sub of this Agreement and the Ancillary Documents to which each of them is a party and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, Buyer and Merger Sub.  This Agreement has been, and at the Closing the applicable Ancillary Documents will be, duly and validly executed and delivered by Parent, Buyer and Merger Sub, and this Agreement constitutes, and at the Closing each applicable Ancillary Document will constitute, a legal, valid, and binding agreement on the part of Parent, Buyer and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3                               Non-Contravention; Notices, Consents, and Approvals. The execution, delivery, and performance by Parent, Buyer and Merger Sub of this Agreement and the Ancillary Documents to which each of them is a party and the consummation by Parent, Buyer and Merger Sub of the transactions contemplated hereby and thereby will not (except as would not, individually or in the aggregate, materially impair the ability of Parent, Buyer and Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Documents):

(a)                                 require Parent, Buyer or Merger Sub to obtain or make any Consents, Filings, or Notices, except for (i) the filing of the Articles of Merger with the Washington Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business (and similar filings in connection with any Second Merger), (ii) the approval of FINRA pursuant to NASD Rule 1017, (iii) the filing with the SEC of an amendment to the Company’s Uniform Application for Broker-Dealer Registration on Form BD reflecting the Merger and (iv) the filing of a material change notice with The Depository Trust & Clearing Corporation (DTCC);

(b)                                 violate any Applicable Legal Requirements or Orders;

(c)                                  violate any provision of the certificate of incorporation or bylaws of Buyer or Merger Sub; or

(d)                                 violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, require the consent of or other action by any Person under, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any provision of any material Contract to which Buyer or Merger Sub is a party or to which it is subject.

5.4                               Pending Actions.  There is no pending or, to the Knowledge of Buyer, threatened in writing, Legal Proceeding against or relating to Buyer to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would be reasonably likely to materially impair the ability of Buyer or Merger Sub to perform its obligations under this Agreement.  There are no Orders of any Governmental Authority outstanding against Buyer, except for such orders, writs, injunctions and decrees as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.

5.5                               Financial Capability.  On the Closing Date, Parent, Buyer and Merger Sub will have available the funds necessary to consummate the transactions contemplated herein.

5.6                               Employment Agreements.  The fact that the Employment Agreements have been executed prior to the Effective Time will not result in fines, penalties or other liabilities imposed by a Governmental Entity, including the U.S. Department of Labor or FINRA.

5.7                               Finders or Investment Bankers.  None of Parent, Buyer, Merger Sub or any of their respective officers, directors, or Affiliates has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement to whom the Company or the Shareholders could thereby be liable for any fees or other obligations.

ARTICLE 6
COVENANTS

6.1                               Conduct of Business.

(a)                                 Except as expressly contemplated by this Agreement, during the period commencing on the date hereof and ending at the Effective Time, the Company shall conduct its operations, and shall cause the operations of its Subsidiary to be conducted, only in the ordinary course of business in a manner consistent with past practices, and, without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiary to:

(i)                                     use commercially reasonable efforts to retain their employees and preserve present business relationships with Clients and customers, representatives, and others having business dealings with the Company or its Subsidiary;

(ii)                                  maintain their material assets in customary repair, order, and condition;

(iii)                               maintain their books and records consistent with past practices and in accordance with the principles used in the preparation of the Most Recent Financial Statements;

(iv)                              use commercially reasonable efforts to maintain, and cause their respective directors, employees, agents and other representatives to maintain, all Material Permits;

(v)                                 use commercially reasonable efforts to maintain the current insurance coverage levels upon their assets and properties and with respect to the conduct of their business;

(vi)                              use commercially reasonable efforts to ensure that Persons that have material contractual relationships with the Company or any of its Affiliates continue such relationships, in the ordinary course consistent with past practice, through the Closing; and

(vii)                           maintain their organizational existence in good standing.

(b)                                 Without limiting the generality of Section 6.1(a), except as otherwise expressly provided in this Agreement (including with respect to the Asset Management Subsidiary Sale), during the period commencing on the date hereof and ending at the Effective Time, the Company will not, and will not permit its Subsidiary to:

(i)                                     amend its Organizational Documents;

(ii)                                  authorize for issuance, issue, sell, pledge, deliver, or agree to do the same, any equity interests or any securities convertible into or exchangeable or exercisable for equity interests or redeem, purchase, or otherwise acquire any equity interests;

(iii)                               increase the compensation, bonuses, or benefits payable or to become payable to any of its directors, officers, employees, Independent Contractors, agents, or representatives, other than in the ordinary course of business consistent with past practices or as required under any Material Contract;

(iv)                              without Buyer’s prior written consent, which shall not unreasonably be withheld, (1) hire any employees or enter into any employment agreement with any Person, (2) enter into any severance agreement with, or grant any severance or termination pay to, any of its employees or Independent Contractors, (3) enter into any bonus, commission or deferred compensation arrangement with any of its employees, or Independent Contractors, or (4) terminate the employment of any employee or any arrangement with any Independent Contractor, unless such immediate termination is necessary to protect the best interests of the Company or any of its Subsidiaries;

(v)                                 acquire any Person or material assets thereof, or join in any partnership, joint venture, association, or other business organization;

(vi)                              incur any capital expenditure, except in the ordinary course of business in a manner consistent with past practices or which individually or in the aggregate is not material;

(vii)                           sell, assign, transfer, lease, mortgage, or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material assets;

(viii)                        create, incur, or assume any material indebtedness for borrowed money or guarantee any indebtedness of another Person;

(ix)                              enter into any new real estate lease or any contract that would have been a Material Contract had it been entered into on or before the date hereof or make any material change in any existing Material Contract or Real Property Lease;

(x)                                 waive or release any material rights;

(xi)                              enter into, adopt, terminate, or amend any Company Employee Plan;

(xii)                           merge or consolidate with any Person;

(xiii)                        make any change in any of the accounting principles followed by them or the methods of applying such principles (except, upon prior notice to Buyer, changes required by GAAP or which are not material);

(xiv)                       make, change or revoke any election with respect to Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, settle or compromise any Tax liability, enter into a closing agreement with any Taxing Authority, surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action;

(xv)                          make any material change in the manner and timing of payment of trade and other payables;

(xvi)                       declare, make, or pay any dividend or other distribution;

(xvii)                    pay to, or permit to be withdrawn by, any employee, director, or officer any sums or other assets, except for ordinary compensation, bonuses, and benefits and fees (including severance pay), and ordinary expense reimbursement;

(xviii)                 split, combine, or reclassify any of its equity interests (including capital stock or membership interests) or make any other changes in its equity capital structure;

(xix)                       agree to do any of the foregoing.

6.2                               Access and Information.  Between the date of this Agreement and the Closing, the Company shall afford Buyer and its authorized representatives reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, books, and records of the Company and its Subsidiary (including work papers of the Company and its Subsidiary’s outside auditors), and shall promptly deliver or make available to Buyer information concerning the business, properties, assets, and personnel of the Company and its Subsidiary as Buyer may from time to time reasonably request.

6.3                               Third-Party Consents.

(a)                                 To the extent that any Third-Party Consent is required to be listed in Section 4.4(c) of the Disclosure Letter in connection with the consummation of the transactions contemplated by this Agreement, the Company shall use commercially reasonable efforts to obtain such Third-Party Consent on or prior to the Closing Date.

(b)                                 All notices and related materials distributed by the Company or its Subsidiary in connection with obtaining any Third-Party Consents pursuant to this Section 6.3 shall be in form and substance reasonably acceptable to Buyer, and to the extent not restricted under the terms of the applicable Contract or Applicable Legal Requirements and Orders, Buyer shall be provided the opportunity to review and comment on all such notices and related materials within a reasonable period of time prior to their distribution.

(c)                                  Upon the request of the Company, Buyer shall use commercially reasonable efforts to assist the Company in obtaining the Third-Party Consents pursuant to this Section 6.3, to the extent reasonably requested by the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall have any obligation under this Agreement to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person in order to obtain any Third-Party Consents.

6.4                               Reasonable Efforts; Additional Actions.  Each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable to consummate the transactions contemplated by this Agreement, including using all reasonable efforts to fulfill the conditions to Closing set forth in Articles 8 and 9.

6.5                               Notice of Inaccuracy or Breach.  Between the date of this Agreement and the Closing, each party shall give prompt notice to the other parties hereto upon becoming aware of (a) any false or inaccurate statement in any representation or warranty or in the Disclosure Letter made or provided herein or pursuant hereto by such party or (b) any material breach of any covenant or agreement made herein by such party.  No notice under this Section 6.5 shall limit any such representation, warranty, covenant, or agreement or any remedy of any party for any breach thereof or limit any condition set forth in Article 8 or 9.  Notwithstanding the foregoing, so long as the event, development or occurrence under Section 6.5(a) relating to any representation or warranty (1) first occurs or arises after the date hereof, and (2) individually or in the aggregate, does not and would not be reasonably likely to result in a Material Adverse Effect, then such event, development or occurrence shall not be cause to terminate this Agreement for failure to satisfy a closing condition set forth in either Section 8.1(a) or Section 9.1(a), as applicable.

6.6                               Non-Interference.  None of the the Company or any of its Subsidiaries will take any action that is intended to discourage any customer or Client, licensor, supplier, employee, agent, or other business associate of the Company or any of its Subsidiaries (other than the Asset Management Subsidiary) from maintaining the same business relationships with the Surviving Corporation as it maintained with the Company and such Subsidiaries before the Closing.

6.7                               No Shopping.

(a)                                 Except as provided in Section 6.7(b), from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, none of the the Company or its Subsidiary will, and each will cause their Affiliates and representatives not to, directly or indirectly, solicit, encourage, knowingly facilitate, participate, or engage in (including by way of discussions, negotiations, or furnishing any nonpublic information) a Third-Party Acquisition Proposal, other than to advise such Person of the Company’s obligations under this Section 6.7.  The Company will promptly advise Buyer in writing of any Third-Party Acquisition Proposal that the Company or the Subsidiary receives or of which any of them becomes aware.

(b)                                 Notwithstanding Section 6.7(a), at any time prior to obtaining approval of the Merger by the Shareholder Vote (but not thereafter), in response to a Third-Party Acquisition Proposal that (i) was not solicited in breach of Section 6.7(a) and (ii) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may:

(i)                                     furnish information with respect to the Company and its Subsidiary to the Person making such Third-Party Acquisition Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives), and

(ii)                                  participate in discussions or negotiations with, and provide draft documents and agreements to, the Person making such Third-Party Acquisition Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Third-Party Acquisition Proposal.

(c)                                  Prior to taking any of the actions permitted by Section 6.7(b), the Company shall (i) provide reasonable prior notice to Buyer to the effect that the Company is furnishing information to, or entering into discussions or negotiations with, such Person (including the identity of such Person), (ii) provide Parent with all information to be provided to such Person that Parent has not previously been provided, and (iii) receive from such Person an executed confidentiality agreement reasonably satisfactory to the Company Board and with terms substantially similar to and no less favorable to the Company, in the aggregate, than those contained in the Confidentiality Agreement.

(d)                                 Notwithstanding the foregoing provisions of this Section 6.7 or Section 6.16(c), but subject to the other terms and conditions of this Section 6.7(d) and Section 6.7(e), if, at any time prior to obtaining approval of the Merger by the Shareholder Vote, the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to do so would violate its fiduciary duties to the Shareholders under any Applicable Legal Requirement, then the Company Board may withdraw, modify, or change in a manner adverse to Parent and Buyer, such recommendation (a “Company Recommendation Change”).  If a proposed Company Recommendation Change is not in response to a Superior Proposal, then the Company

Recommendation Change may be made only if it is directly related to an event, fact, circumstance, development or occurrence that affects the assets or operations of the Company that is unknown to the Company Board as of the date of this Agreement but becomes known to the Company Board prior to obtaining approval of the Merger by the Shareholder Vote.

(e)                                  Before making any Company Recommendation Change or terminating this Agreement pursuant to Section 7.1(h), the Company shall (i) provide Buyer with at least three Business Days advance written notice (such period, the “Notice Period”), advising Buyer of its intention to make a Company Recommendation Change or to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, (ii) provide Buyer in writing the material terms and conditions of any such Superior Proposal and a copy of the relevant proposed transaction documents with the party making such Superior Proposal and other material documents (including the identity of such Person), and (iii) discuss with Buyer, to the extent Buyer wishes to discuss, any proposed changes by Buyer to the terms of this Agreement as to permit the Company not to effect a Company Recommendation Change or to terminate this Agreement in response to such a Superior Proposal.  In the event of any material change to the material terms of such Superior Proposal (any change in price shall be deemed a material change of a material term), the Company Board shall deliver to Buyer an additional notice and shall comply with this Section 6.7(e) with respect to such new notice, except that if the only material change is a change in price, then the deadline for such new written notice shall be 36 hours (rather than the three Business Days otherwise contemplated by this Section 6.7(e)). None of the Company Board, any committee thereof or the Company shall enter into any binding agreement with any Person to limit or not provide prior notice to Buyer of its intent to make a Company Recommendation Change or to terminate this Agreement in response to any Superior Proposal.

(f)                                   Nothing contained in this Agreement shall prohibit the Company or the Company Board from making any disclosure to the Shareholders if the Company Board determines in good faith, after consultation with outside legal counsel, that such disclosure is required by applicable securities laws; provided, that, any such disclosure shall be deemed a Company Recommendation Change.

(g)                                  Notwithstanding anything to the contrary herein, prior to the Effective Time, the Special Fiduciary shall not, directly or indirectly, solicit any Third-Party Acquisitions Proposals but will, to the extent required by ERISA, review any and all unsolicited Third-Party Acquisition Proposals to the extent necessary to fulfill its fiduciary duty.

6.8                               Regulatory Matters.

(a)                                 Each of the Company, Buyer and Parent shall (i) as soon as practicable after the date hereof, use commercially reasonable efforts to (A) file (or cause to be filed) such notices, registrations and requests as may be required with any Governmental Entity or SRO to consummate the transactions contemplated hereby, and (B) perform all tasks necessary to obtain or make all Consents, Filings and Notices necessary to consummate the transactions contemplated hereby, (ii) furnish the other parties with copies of all such documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared for submission to any Governmental Entity or SRO and (B) received from any Governmental Entity or SRO, and (iii) use commercially reasonable efforts to consult with the other parties as to the status of such matters.  To the extent that any document to be filed by any party contains any information relating to any of the other parties, prior to submitting such document to any Governmental Entity or SRO, such party will permit the other parties to review such information and will consider in good faith their suggestions with respect thereto.

(b)                                 Each of the Company, Buyer and Parent agrees that the information regarding it or any of its Affiliates supplied or to be supplied by it or on its behalf specifically for inclusion in any documents to be filed with any Governmental Entity or SRO in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed with any Governmental Entity or SRO, comply in all material respects with Applicable Legal Requirements.

6.9                               Broker-Dealer Matters.  In furtherance (and without limitation) of Section 6.8 above, each of Parent, Buyer and the Company agrees to promptly seek the approval of FINRA pursuant to NASD Rule 1017 in connection with this Agreement and the Merger and to cooperate regarding the preparation and filing of all necessary or appropriate filings with FINRA and the SEC (including Forms BD, BDW, U-4 and U-5, as applicable).  The Company agrees to promptly seek and obtain the approval of FINRA to terminate as of the Effective Time the notes constituting the line item Liabilities Subordinated to Claims of General Creditors on the Financial Statements.

6.10                        Client Consents; Etc.

(a)                                 As soon as reasonably practicable after the date hereof, the Company shall:

(i)                                     send a written notice, the form to be mutually satisfactory to Company and Buyer, informing each Client of the transfer by operation of law of the Client’s Brokerage Agreement to Buyer as a result of the transactions contemplated by this Agreement (which notice shall provide the customer a reasonable period of time, no less than 30 days, in which to object to the transfer of the customer’s contracts to Buyer) in order to effect a bulk transfer of customer accounts pursuant to negative-consent letters in a form and substance satisfactory to Buyer and consistent with interpretations of NASD Rules 2110 and 2510 and Applicable Legal Requirements; and

(ii)                                  with respect to customer Contracts for which negative-consent letters may not be used under Applicable Law or the terms of such Contract, use reasonable best efforts to obtain such Client consents as contemplated hereunder (provided, that and any documents used in connection therewith shall be mutually satisfactory to the Company and Buyer).

(b)                                 The Company shall promptly notify Buyer of the Company’s receipt of any communication received from a customer of the Company with respect to such consent.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an assignment of, or an agreement to assign, any customer contract if either the applicable customer objects to the assignment or if affirmative consent from the customer is required for the assignment and such consent is not obtained.

(d)                                 The Company and Buyer shall cooperate to promptly identify any potential conflicts between the Clients of the Company, on the one hand, and the Clients of Buyer and its Affiliates, on the other hand.  The parties shall cooperate in good faith to address each potential conflict in a manner reasonably acceptable to Buyer and in accordance with Applicable Legal Requirements.

6.11                        ESOP Matters.

(a)                                 Termination.

(i) Prior to Closing, the Company will take all actions necessary to terminate the 401(k) component of the Company ESOP (“Company 401(k)”) effective as of the day prior to Closing, including adopting the relevant resolutions and any necessary amendments to the Company ESOP and making the contributions to the Company 401(k) for all periods prior to Closing.

(ii) Prior to Closing, the Company will take all actions necessary to terminate the employee stock ownership plan component of the Company ESOP (“Company ESOP Component”) effective as soon as possible following the Closing, including adopting the relevant resolutions and any necessary amendments to the Company ESOP, making the contributions to the Company ESOP Component for all periods prior to Closing, contributing an amount to the Company ESOP trust fund sufficient to reinstate any forfeited amounts that are required to be reinstated to the Company ESOP Component due to the termination of the Company ESOP, and provide for 100% vesting of the Company ESOP Component of all participants of the Company ESOP employed on the day of termination of the Company ESOP.

(iii) Prior to Closing, the Company will prepare to take all actions necessary to submit a request to the IRS for a determination letter regarding the termination of both the Company 401(k) and Company ESOP Component, and upon receipt of such determination letter, distribute all Company ESOP assets to participants, beneficiaries and alternate payees in accordance with the terms of the Company ESOP and Applicable Legal Requirements.

(iv) No employee or employer contributions will be made to the Company ESOP on or after the earlier of the termination of the Company 401(k) or the Closing Date.

(b)                                 Participants in the Company ESOP will be entitled to a certificate from the Company ESOP reflecting the indirect interest of such participant in the rights held by the Company ESOP to potential future payments, if any, to be made in connection with the payment of a Shareholder Adjustment Amount or from the Indemnification Escrow Fund or the TBV Shortfall Escrow Fund.

(c)                                  Subject to Section 2.5, the Special Fiduciary agrees to represent the interests of the Company ESOP as Shareholder if necessary with respect to any matters related to the Shareholder Adjustment Amount, the Indemnification Escrow Fund and the TBV Shortfall Escrow Fund.

6.12                        Employee Matters.

(a)                                 Prior to Closing, the Company will take all actions necessary to terminate all Company Employee Plans as of the day prior to Closing, including adopting the relevant resolutions and any necessary amendments to Company Employee Plans, making contributions to Company Employee Plans for all periods prior to Closing, contributing amounts required to terminate the Company Employee Plans, make all benefit payments in accordance with the terms of the Company Employee Plans, any other contractual obligations of the Company set forth in Section 4.13(c) of the Disclosure Letter and Applicable Legal Requirements (including, to the extent applicable, payment of accrued, unused vacation and other paid time off).  Notwithstanding the provisions of this Section 6.12(a), (A) the Company ESOP is subject to Section 6.11 and (B) subject to the Company’s discretion under Section 6.1, employee bonuses will be accrued but will not be required to, but may, be paid prior to Closing pursuant to this Section 6.12(a).

(b)                                 Buyer will, or will cause any of its Affiliates (including the Surviving Corporation) to, provide Persons who were employed by Company immediately prior to Closing other than the Asset Management Employees (“Affected Employees”) with employee benefits under terms and conditions substantially similar in the aggregate to the terms and conditions applicable to similarly situated employees of Buyer and its domestic Affiliates.  In the event Buyer terminates any Affected Employees in connection with or as a result of the transactions contemplated hereby, Buyer will, or will cause any of its Affiliates (including the Surviving Corporation) to, provide severance or separation in accordance with the severance or separation policies applicable to similarly situated employees of Buyer and its domestic Affiliates.  Notwithstanding the forgoing, the commitments of this Section 6.12 shall not apply to each of the Persons listed on Schedule 8.11 attached hereto, whose terms and conditions of employment will be governed by the letter agreements between Buyer and each such Person executed in connection with this Agreement (the “Employment Agreements”).

(c)                                  The Company will terminate the employment of each Asset Management Employee effective immediately prior to the closing of the Asset Management Subsidiary Sale.  Nothing contained in this Section 6.12, express or implied, is intended to interfere with the right of Buyer or any of its Affiliates to terminate or cause to be terminated the employment of any Affected Employee at any time, with or without cause, or to modify or terminate any employee benefit plan or program.

(d)                                 At such time as Buyer or any of its domestic Affiliates, including the Surviving Corporation) extends any of its employee benefit plans, programs, or arrangements (“Buyer Employee Plans”) to the Affected Employees, Buyer will, or will cause any of its Affiliates (including the Surviving Corporation) to, take such actions as are necessary to provide each Affected Employee with credit for service for the Company and its Subsidiaries prior to the Closing Date for purpose of vesting, eligibility and participation (but not for other purposes, including other benefit accruals, and not for purposes of eligibility for early retirement benefits, retiree medical or similar benefits) under any Buyer Employee Plan, including any severance program, in which such Affected Employee may participate on or after the Closing Date in the same manner as if such service had been service for Buyer or any of its Affiliates.  Such service will only be credited to the extent such service was recognized by the Company and its Subsidiaries prior to the Closing Date, and no credit will be required to the extent that such credit would result in duplication of benefits for the same period of service.

(e)                                  This Section 6.12 is not intended to amend any Buyer Employee Plan or to confer third-party beneficiary rights on any Person who is not a party to this Agreement.

6.13                        Pay-Off Letters; Repo Obligations.

(a)                                 Prior to the Closing Date, the Company will cause each lender with respect to all indebtedness for borrowed money of the Company and its Subsidiary to prepare and deliver to the Company and Buyer a pay-off letter (each a “Pay-Off Letter”), which Pay-Off Letter shall be updated, as necessary, on the Closing Date to specify the aggregate amount of indebtedness outstanding as of immediately prior to the Closing.  Each lender’s Pay-Off Letter shall specify the aggregate amount of indebtedness to such lender that will be outstanding as of the Closing Date, shall release any and all Liens secured by such indebtedness upon the payment of the amount set forth in such Pay-Off Letter, and shall provide wire transfer information for such lender.

(b)                                 At or prior to the Effective Time, the Company shall settle all of its Repo Obligations.

6.14                        Tax Matters.

(a)                                 Tax Withholding.  Notwithstanding anything to the contrary contained herein, the Surviving Corporation, Parent, Merger Sub, Buyer and the Escrow Agent will be entitled to deduct and withhold from the applicable portion of any Merger Consideration and any other amount otherwise payable pursuant to this Agreement to the extent such amounts are required to be deducted and withheld under the Code or any other Applicable Legal Requirement.  To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b)                                 Preparation and Filing of Tax Returns.

(i)                                     The Shareholders’ Representative shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Relevant Companies required to be filed by the Relevant Companies for any period ending on or prior to the Closing Date in a manner consistent with Applicable Legal Requirements, and the Shareholders’ Representative will give to Buyer a copy of any such Tax Returns at least 20 days prior to the due date of such Tax Returns, for Buyer’s review and comment.  The Shareholders’ Representative will consider in good faith any changes reasonably requested by Buyer.

(ii)                                  Except to the extent that such Tax Returns are the responsibility of the Shareholders’ Representative under Section 6.14(b)(i), Buyer shall timely prepare and file or shall cause to be timely prepared and filed all Tax Returns of the Relevant Companies.  If any such Tax Return prepared (or caused to be prepared) by Buyer relates to any Straddle Period, then such Tax Return will be prepared in accordance with the past practice of the Relevant Companies with respect to the treatment of specific items on the Tax Return, and Buyer will give to the Shareholders’ Representative a copy of such Tax Return at least 20 days prior to the due date of such Tax Return, for the Shareholders’ Representative’s review and comment.  Buyer will consider in good faith any changes reasonably requested by the Shareholders’ Representative.

(c)                                  Payment of Taxes.

(i)                                     The Shareholders’ Representative will satisfy (or cause to be satisfied) in full when due (i) all Taxes of the Relevant Companies for any Pre-Closing Period; (ii) all Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which any Relevant Company (or any predecessor of any Relevant Company)  is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; (iii) all Taxes of any other Person that any Relevant Company is liable for as a result of transferee liability, successor liability, contractual liability or otherwise, in each case, that is attributable to an event or transaction occurring on or before the Closing Date; and (iv) one-half of any sales, use, transfer, stamp, documentary, registration and similar Taxes arising from the transactions contemplated by this Agreement (“Transfer Taxes”).

(ii)                                  Buyer will satisfy (or cause to be satisfied) in full when due all Taxes with respect to any period that is not a Pre-Closing Period.  If Buyer is required under Section 6.14(b)(ii) to file a Tax Return that involves Taxes for which the Shareholders are responsible under Section 6.14(c)(i), then, the Shareholders’ Representative will notify and use commercially reasonably efforts to cause Shareholders to pay to Buyer, no later than 10 Business Days before the filing of any such Tax Return, an amount equal to the amount of Taxes shown due on such Tax Return for which the Shareholders are obligated with respect to such Tax Return.  The Buyer shall be entitled to indemnification pursuant to Article 10 for the amount of any such Taxes not so paid by the Shareholders.

(d)                                 Assistance and Cooperation.  From and after the Closing Date, each of the Shareholders’ Representative and Buyer shall: (a) assist in all reasonable respects (and cause their respective Affiliates to assist) the other Party in preparing any Tax Returns of the Relevant Companies which such other Party is responsible for preparing and filing; (b) cooperate in all reasonable respects in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Relevant Companies or any Affiliate of the Relevant Companies; and (c) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Relevant Companies.

6.15                        Asset Management Subsidiary Sale.

(a)                                 The Company will cause the Asset Management Subsidiary Sale to be consummated substantially in accordance with the Subsidiary Purchase Agreement prior to the Effective Time.  The parties acknowledge that the terms of the Asset Management Subsidiary Sale include seller financing on the terms set forth on Exhibit D, which will be effectively assumed by the Surviving Corporation as a result of the Merger.

(b)                                 The Company will cause all intercompany accounts in effect immediately before the Effective Time between the Company, on the one hand, and any the Asset Management Subsidiary, on the other hand, to be paid in full at or before the Effective Time.  The Company will further cause each of the arrangements set forth in Section 4.3(c) of the Disclosure Letter to be terminated at or before the Effective Time.

(c)                                  The Company will cause the gross proceeds (before Taxes) to the Company of the Asset Management Subsidiary Sale to equal $4 million (including both cash consideration and the principal amount of the seller notes described in Exhibit D), and all such proceeds shall be retained by the Company through the Effective Time.

(d)          Whether or not consistent with GAAP or the principles, practices and policies used in preparing the Most Recent Balance Sheet, for purposes of determining Estimated Tangible Book Value and Tangible Book Value, the Company will (i) accrue all Taxes related to the Asset Management Subsidiary Sale on the Closing Date and (ii) such Taxes will be determined as if the Company elected out of the installment sale method described in Section 453 of the Code and any other Applicable Legal Requirement.

(e)           Notwithstanding Section 6.15(d), for purposes of preparing all Tax Returns for periods ending on the Closing Date, the Company will report the Asset Management Subsidiary Sale using the installment sale method described in Section 453 of the Code and any similar provision of state, local or foreign law.

6.16                        Shareholder Meeting; Information Statement; Board Recommendation.

(a)                                 The Company will cause a special meeting of its shareholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement (and taking account the pass-through voting rights of participants in the Company ESOP) for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated herein (the “Shareholder Vote”).  The Company will not take any action otherwise within its discretion to delay, postpone or adjourn the Shareholder Vote, without the prior written consent of Buyer.  The Company and the

Special Fiduciary will comply with all requirements of the WBCA, other Applicable Legal Requirements, the Organizational Documents and the Company ESOP’s organizational documents in connection with the Shareholder Vote, including all notice and disclosure requirements with respect to the Company’s record and beneficial shareholders.

(b)                                 As promptly as practicable after the execution hereof, the Company shall prepare an information statement (together with any other material distributed to record or beneficial holders of Shares in connection with the Shareholder Vote, the “Information Statement”), which shall be sent to the record or beneficial holders of Shares (including participants in the Company ESOP) prior to the Shareholder Vote to consider and vote upon the approval of this Agreement and the Merger.  The Company will provide a copy of such notice to Buyer before it is provided to any shareholders of the Company, will provide Buyer and its advisors with a reasonable time period to review such notice, and will consider incorporating any reasonable changes suggested by Buyer and its advisors.

(c)                                  Subject to Section 6.7(b), the Company will, through the Company Board, recommend to shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated herein and use its reasonable best efforts to solicit and obtain such approval and adoption.

6.17                        Confidentiality.  Subject to the other terms of this Agreement, the Confidentiality Agreement between Parent and the Company, dated November 8, 2012 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms, except that, after the Effective Time, Confidential Information (as defined in the Confidentiality Agreement), for purposes of the obligations of Buyer under the Confidentiality Agreement, will be deemed not to refer to any information then relating to the Company.

6.18                        Undesired Contracts.  Upon request of Buyer, the Company will use commercially reasonable efforts to terminate at or prior to Closing and/or take such actions as will allow the Surviving Corporation to terminate such real estate leases or other Contracts as may be specified by Buyer.

ARTICLE 7
TERMINATION

7.1                               Termination.  This Agreement may be terminated at any time before the Closing:

(a)                                 by mutual written agreement of Buyer and the Company;

(b)                                 by Buyer, if the transactions contemplated hereby have not been consummated on or before December 31, 2013 (the “End Date,” as such date may be extended by written agreement of Buyer, the Company and the Shareholders’ Representative), provided that such failure is not due to the failure of Buyer to comply in all material respects with its or his obligations under this Agreement;

(c)                                  by the Company, if the transactions contemplated hereby have not been consummated on or before the End Date, provided that such failure is not due to the failure of the Company or the Shareholders’ Representative to comply in all material respects with its or his obligations under this Agreement;

(d)                                 by Buyer, if any of the conditions set forth in Article 8 have become impossible to fulfill on or prior to the End Date (provided that such failure is not due to the failure of Buyer to comply in all material respects with its obligations under this Agreement), and such conditions have not been waived by Buyer;

(e)                                  by the Company, if any of the conditions set forth in Article 9 have become impossible to fulfill on or prior to the End Date (provided that such failure is not due to the failure of the Company or the Shareholders’ Representative to comply in all material respects with its obligations under this Agreement) and such conditions have not been waived by the Company or the Shareholders’ Representative;

(f)                                   by Buyer or the Company in the event that (i) there shall be any Applicable Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Entity shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable;

(g)                                  by Buyer, if (a) a Company Recommendation Change shall have occurred, (b) the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.7(c)) relating to any Third-Party Acquisition Proposal or (c) a Third-Party Acquisition Proposal shall have been consummated;

(h)                                 by the Company, if, prior to the Shareholder Vote, the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 7.2(b); and provided further that in the case of any such termination by the Company, (i) the Company notifies Buyer, in writing and at least three Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding definitive agreement in respect of a Superior Proposal, attaching the final version of such proposed definitive agreement, and (ii) Buyer does not make, within three Business Days of receipt of such written notification, an offer that is determined by the Company Board in good faith after considering the advice of its outside counsel and of a financial advisor of nationally recognized reputation to be at least as favorable to the Shareholders as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three Business Day period; or

(i)                                     by the Company pursuant to Section 7.2(a).

7.2                               Termination Fee.

(a)                                 If all of the conditions to the Parent’s, Buyer’s and Merger Sub’s obligations to consummate the Closing under Article 8 have been satisfied (other than any such conditions which by their nature are to be, and would be, satisfied at the Closing) and Parent, Buyer and Merger Subsidiary refuse to effect the Closing, then the

Company may terminate this Agreement and the parties agree that upon such termination the Company shall have suffered a loss and value to the Company of an incalculable nature and amount, unrecoverable in law, and Buyer shall pay to the Company a fee of $1,000,000 (the “Termination Fee”) as liquidated damages, it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion. The Termination Fee shall be payable in immediately available funds by wire transfer to the Company no later than three Business Days after such termination.

(b)                                 If (i) Buyer terminates this Agreement pursuant to Section 7.1(g), (ii) the Company terminates this Agreement pursuant to Section 7.1(h) or (iii) this Agreement is terminated following the completion of a Shareholder Vote at which the Merger was not approved in accordance with the WBCA and, in the case of this clause (iii), a Third-Party Acquisition Proposal had been disclosed at the time of such Shareholder Vote and the Company consummates a Third-Party Acquisition Proposal within 12 months following the date of such termination, then the Company shall pay to Buyer the Termination Fee, it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion. The Termination Fee shall be payable in immediately available funds by wire transfer to Buyer (A) no later than three Business Days after termination, in the case of termination by Buyer pursuant to Section 7.1(g), (B) concurrently with termination, in the case of termination by the Company pursuant to Section 7.1(h) and (C) at the time of the consummation of the Third-Party Acquisition Proposal.

7.3                               Procedure and Effect of Termination.  Upon termination of this Agreement by Buyer or the Company under Section 7.1, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate without further action by any of the parties.  If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except (a) to the extent the Agreement is terminated as described in Section 7.2, in which case Buyer or the Company, as applicable, shall be entitled to payment of the Termination Fee as described therein, and (b) to the extent the termination is otherwise the result of a willful and material breach by the party of a representation, warranty, or covenant contained in this Agreement, in which case the non-breaching party may pursue any legal or equitable remedies to which it may be entitled.

ARTICLE 8
CONDITIONS TO PARENT’S, BUYER’S AND MERGER SUB’S OBLIGATIONS TO CLOSE

The obligations of Parent, Buyer and Merger Sub to complete the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of each of the following conditions, any of which may be waived (to the extent permitted by law), in writing, by Buyer:

8.1                               Representations, Warranties, and Covenants.

(a)                                 The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of such date, except that (i) representations and warranties subject to a Materiality Qualifier shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made as of such date and (ii) any representation or warranty that by its terms was made with reference to a specific date shall be so true and correct as of such date.

(b)                                 The Company and the Shareholders’ Representatives shall have performed and complied in all material respects with all covenants and obligations set forth in this Agreement and required to be performed and complied with by them at or before the Closing.

(c)                                  The Shareholders’ Representative shall have delivered the Shareholders’ Certification signed by each Shareholder certifying that the representations and warranties of the Shareholders are true and correct as of the Closing Date.

8.2                               No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that has not been cured.

8.3                               Officers’ Certificate.  Buyer shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer and the Shareholders’ Representatives confirming the satisfaction of Sections 8.1 and 8.2.

8.4                               Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction shall be in effect preventing the consummation of the transactions contemplated by this Agreement or limiting in any way Buyer’s conduct or operation of the business of the Company and its Subsidiaries after the Closing; nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or SRO seeking the foregoing be pending; nor shall there be any action taken by a Governmental Entity or SRO, or any Order or Applicable Legal Requirement enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal; nor shall there be any other legal or regulatory restraint or prohibition in effect preventing the consummation of the transactions contemplated by this Agreement or limiting in any way Buyer’s conduct or operation of the business of the Company and its Subsidiaries after the Closing.

8.5                               Governmental and Regulatory Approvals.  The parties shall have received all authorizations, consents, and approvals of Governmental Entities and SROs required to be obtained in connection with the transactions contemplated hereby.

8.6                               Third-Party Consents.  The parties shall have obtained the Third-Party Consents listed on Schedule 8.6, which Third-Party Consents shall be in form and substance reasonably acceptable to Buyer.

8.7                               Shareholder Vote.  The Merger shall have been approved by a vote of the shareholders of the Company in accordance with the WBCA, other Applicable Legal Requirements and the Organizational Documents.

8.8                               Dissenting Shares.                                          The number of Dissenting Shares shall constitute less than 5% of the Shares.

8.9                               Company ESOP.  The Company ESOP will have completed a pass-through vote in accordance with its organizational documents.

8.10                        Asset Management Subsidiary Sale.  The Asset Management Subsidiary Sale shall have been completed.

8.11                        Employment Agreements.  The conditions set forth on Schedule 8.11 with respect to Employment Agreements shall have been satisfied.

8.12                        Fairness Opinion.  The Special Fiduciary will have received a “fairness opinion” from its financial advisor to the effect that the Merger, with the related transactions contemplated by the Agreement, is fair from a financial point of view to the Company ESOP and its participants and beneficiaries.

8.13                        Delivery of Other Items.  The Company, each Shareholder and the Shareholders’ Representatives shall have delivered to Buyer each of the other items contemplated to be so delivered by this Agreement, including each applicable item listed in Section 1.3, and such other items as Buyer may reasonably request.

ARTICLE 9
CONDITIONS TO THE COMPANY’S AND THE DESIGNATED REPRESENTATIVES’ OBLIGATIONS TO CLOSE

The obligations of the Company and the Designated Representatives to complete the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of each of the following conditions, any of which may be waived (to the extent permitted by law), in writing, by the Company:

9.1                               Representations, Warranties, and Covenants.

(a)                                 The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of such date, except that (i) representations and warranties subject to a Materiality Qualifier shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made as of such date and (ii) any representation or warranty that by its terms was made with reference to a specific date shall be so true and correct as of such date.

(b)                                 Buyer shall have performed and complied in all material respects with all covenants and obligations set forth in this Agreement and required to be performed and complied with by them at or before the Closing.

9.2                               Officer’s Certificate of Buyer.  The Company and the Designated Representatives shall have been provided with a certificate executed on behalf of Buyer by a duly authorized officer confirming the satisfaction of Section 9.1.

9.3                               Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction shall be in effect preventing the consummation of the transactions contemplated by this Agreement; nor shall any proceeding brought by an administrative agency or commission or other Governmental

Entity or SRO seeking the foregoing be pending; nor shall there be any action taken by a Governmental Entity or SRO, or any Order or Applicable Legal Requirement enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal; nor shall there be any other legal or regulatory restraint or prohibition in effect preventing the consummation of the transactions contemplated by this Agreement.

9.4                               Governmental and Regulatory Approvals.  The parties shall have received all authorizations, consents, and approvals of Governmental Entities and SROs required to be obtained in connection with the transactions contemplated hereby.

9.5                               Shareholder Vote.  The Merger shall have been approved by a vote of the shareholders of the Company in accordance with the WBCA, other Applicable Legal Requirements and the Organizational Documents.

9.6                               Delivery of Other Items.  Buyer and Merger Sub shall have delivered to the Company each of the other items contemplated to be so delivered by this Agreement, including each applicable item listed in Section 1.3.

ARTICLE 10
INDEMNIFICATION

10.1                        Indemnification by the Shareholders.

(a)                                 Subject to the terms and conditions of this Article 10, from and after the Closing, the Shareholders, severally and not jointly (in accordance with each Shareholder’s Pro Rata Share), will indemnify Buyer in respect of, and hold Buyer harmless against, any and all liabilities, damages, losses, claims, demands, fines, fees, interest, penalties, assessments, costs, and expenses, including reasonable attorneys’ fees and expenses but excluding indirect, consequential, exemplary or punitive damages except as they relate to a third-party claim (collectively, “Damages”), incurred or suffered by Parent, Buyer, Merger Sub, the Surviving Corporation, or any Affiliate of Buyer or the Surviving Corporation resulting from, related to, or arising out of:

(i)                                     any breach of a representation or warranty of the Company contained in this Agreement or in any certificate delivered pursuant hereto;

(ii)                                  any failure by the Company to perform any covenant or agreement contained in this Agreement;

(iii)                               any failure of any item set forth in the Allocation Certificate to be accurate, true, and correct in all respects as of the Closing;

(iv)                              any Company Transaction Costs incurred by the Company prior to the Effective Time and not paid prior to Closing in accordance with Section 6.13(c);

(v)                                 any amount paid in respect of Dissenting Shares in excess of the aggregate Adjusted Merger Consideration otherwise payable in respect of such Shares had such Shares not been Dissenting Shares; or

(vi)                              the Subsidiary Purchase Agreement.

(b)                             Subject to the terms and conditions of this Article 10, from and after the Closing, each Shareholder will indemnify Buyer in respect of, and hold Buyer harmless against, any and all Damages incurred or suffered by Buyer, the Surviving Corporation, or any Affiliate of Buyer or the Surviving Corporation resulting from, related to, or arising out of any breach of a representation or warranty of any Shareholder set forth in the Shareholders’ Certification.

10.2                        Indemnification by Buyer.  Subject to the terms and conditions of this Article 10, from and after the Closing, Buyer shall indemnify the Shareholders in respect of, and hold the Shareholders harmless against, any and all Damages incurred or suffered by the Shareholders resulting from, related to, or arising out of:

(a)                                 any breach of a representation or warranty of Parent, Buyer or Merger Sub contained in this Agreement or in any certificate delivered pursuant hereto; or

(b)                                 any failure by Parent, Buyer or Merger Sub to perform any covenant or agreement contained in this Agreement.

10.3                        Claims for Indemnification.

(a)                                 Procedure for Claims.  A Person entitled to indemnification under this Article 10 (an “Indemnified Party”) wishing to assert a claim for indemnification under this Article 10 must deliver to the Person from whom indemnification is sought (the “Indemnifying Party”) a written notice (a “Claim Notice”) that states (i) in reasonable detail the facts constituting the basis for the Damages claimed and (ii) the amount (the “Claim Amount”) of any Damages claimed by the Indemnified Party, to the extent then known.  Within 30 days after delivery of a Claim Notice, the Indemnifying Party must deliver to the Indemnified Party a written response in which the Indemnifying Party must (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount (in which case such response will, if Buyer is the Indemnified Party, be accompanied by instructions from the Indemnifying Party to the Escrow Agent to pay Buyer the Claim Amount from the Indemnification Escrow Fund), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case such response will, if Buyer is the Indemnified Party, be accompanied by instruction from the Indemnifying Party to the Escrow Agent to pay Buyer the Agreed Amount from the Indemnification Escrow Fund), or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount.  If the Indemnifying Party in such response contests the payment of all or part of the Claim Amount, the Indemnifying Party and the Indemnified Party will use good faith efforts to resolve such dispute.  If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party will each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.6.

(b)                                 Third-Party Claims.  All claims for indemnification made under this Agreement resulting from, related to, or arising out of a third-party claim shall be subject to the following additional procedures and provisions.  An Indemnified Party must give written notification to the Indemnifying Party of the commencement of any action, suit, or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim or demand by a third party.  Such notification must state (i) in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such third-party claim, and (ii) the amount of the Damage being claimed.  Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding, or claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of any action, suit, proceeding, or claim that seeks non-monetary relief, criminal penalties, or damages in excess of the then-remaining Indemnification Escrow Fund.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party will control such defense.  The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding, or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith will be considered Damages for purposes of this Agreement; provided, however, that in no event will the Indemnifying Party be responsible for the fees and expenses of more than one additional counsel for all Indemnified Parties.  The party controlling such defense must (A) keep the other party advised of the status of such action, suit, proceeding, or claim and the defense thereof, (B) provide the other party with reasonable access to all relevant information and documentation relating to the claim and the prosecution or defense thereof, and (C) consider recommendations made by the other party with respect thereto.  The Indemnified Party may not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party.  The Indemnifying Party may not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(c)                                  All indemnity payments made under this Agreement will be treated by the parties as an adjustment to the Adjusted Merger Consideration for Tax purposes, unless otherwise required by Applicable Legal Requirement.

10.4                        Survival.

(a)                                 The representations and warranties of the Company, Parent, Buyer and Merger Sub set forth in this Agreement and of the Shareholders set forth in the Shareholders’ Certification will survive the Closing and the consummation of the transactions contemplated hereby and continue until the first anniversary of the Closing Date (the “Indemnification Escrow Termination Date”), at which time they will expire.

(b)                                 If an indemnification claim under Section 10.1(a)(i), 10.1(b)(i), or 10.2(a), as the case may be, is properly asserted under Section 10.3 prior to the Indemnification

Escrow Termination Date, then the related representation or warranty will survive until, but only for the purpose of, the resolution of such claim.

10.5                        Limitations and Other Terms.

(a)                                 Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Shareholders for Damages under Section 10.1 will not exceed the amount of the Indemnification Escrow Fund, and (ii) the Shareholders will not be liable under Section 10.1(a)(i) unless and until the aggregate Damages for all claims under such section equal or exceed the Deductible, at which time the Shareholders will be liable for all such Damages exceeding the Deductible; provided, however, that the limitations set forth in Section 10.5(a)(ii) will not apply to a claim arising out of a breach of a Fundamental Representation or any representation that was fraudulently made.

(b)                                 Notwithstanding anything to the contrary herein, (i) the aggregate liability of Buyer for Damages under Section 10.2(a) will not exceed an amount equal to the Indemnification Escrow Fund, and (ii) Buyer will not be liable under Section 10.2(a) unless and until the aggregate Damages for all claims under such section equal or exceed Deductible, at which time Buyer will be liable for all Damages exceeding the Deductible; provided, however, that the limitations set forth in Section 10.5(b)(ii) will not apply to a claim arising out of a breach of a Fundamental Representation or any representation that was fraudulently made.

(c)                                  For purposes of determining the amount of any Damages, but not with respect to whether a Party is entitled to indemnification under this Article 10, the representations and warranties of each of the Company, the Shareholders, Parent, Buyer and Merger Sub in this Agreement (other than Section 4.9(a) and any Fundamental Representation) and in any certificate (including the Shareholders’ Certificate) delivered pursuant hereto shall be deemed not to include any Materiality Qualifiers.

(d)                                 No right or obligation under this Article 10 will be waived or otherwise affected by any knowledge (of any form or type) of Parent, Buyer or Merger Sub or by any investigation, due diligence, or verification by or on behalf of Buyer.  All representations, warranties, covenants, and agreements herein will be deemed material and relied upon by each party, and none will be waived by any failure to pursue any action or by consummation of the transactions contemplated herein.

(e)                                  The Indemnification Escrow Agreement will be the exclusive means for Buyer, the Surviving Corporation, and their Affiliates to collect any Damages for which they are entitled to indemnification under this Article 10.

(f)                                   Except with respect to claims for equitable relief and except with respect to claims of fraud, the rights of the Indemnified Parties under this Article 10 shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates from and after the Effective Time.

ARTICLE 11
MISCELLANEOUS

11.1                        Amendment and Modification.  This Agreement may be amended, modified, or supplemented only by a written agreement executed by Buyer, the Company and the Shareholders’ Representative.

11.2                        Waivers and Consents.  Any failure of a party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived, but only in a writing signed by the waiving party or parties.  Any such waiver or failure to insist upon strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, the consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.2.

11.3                        Press Releases and Public Announcements.  Promptly following execution and delivery of this Agreement, the parties shall jointly issue a press release in the form approved by the parties, such approval not to be unreasonably withheld or delayed. Except for such press release (and the filing by Buyer or its Affiliates with the SEC of a Form 8-K relating to this Agreement and such press release), prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party hereto without the prior approval, not to be unreasonably withheld or delayed, of the other parties, unless the party making the announcement or disclosure shall give prior written notice to the other parties and consider in good faith their suggestions with respect thereto, to the extent possible and legally permissible.

11.4                        Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via electronic transmission to the email address or facsimile number given below, or (c) one Business Day after delivery to a reputable overnight delivery service for next Business Day delivery.  If the day on which a notice or other communication is deemed given under this Section 11.4 is not a Business Day, then such notice or other communication shall instead be deemed given on the next Business Day.  Such notices, requests, demands, and other communications shall be addressed to the parties as follows:

(1)                                 If to Parent, Buyer or Merger Sub:

Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, Minnesota 55402
Attention: General Counsel
Telephone: (612) 303-6000
Fax: (612) 303-1772

with a copy to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Michael A. Stanchfield
Email: mike.stanchfield@FaegreBD.com
Telephone: (612) 766-7000
Fax: (612) 766-1600

(2)	If to the Company:

Seattle-Northwest Securities Corporation
14230 5th Avenue, Suite 4300
Seattle, Washington 98101
Attention: Karl V. Leaverton
Email: kleaverton@snwsc.com
Telephone: (206) 628-2882
Fax: (206) 343-2103

with a copy to:

Barnes & Thornburg LLP
225 South Sixth Street, Suite 2800
Minneapolis, Minnesota 55402
Attention: David Young, Esq.
Email: david.young@btlaw.com
Telephone: (612) 333-2111
Fax: (612) 333-6798

(3)	If to the Shareholders’ Representative:

Karl V. Leaverton
715 Prospect
Seattle, Washington 98109
Email: kleaverton@snwsc.com
Telephone: (206) 628-2882

with a copy to:

Barnes & Thornburg LLP
225 South Sixth Street, Suite 2800
Minneapolis, Minnesota 55402
Attention: David Young, Esq.
Email: david.young@btlaw.com
Telephone: (612) 333-2111
Fax: (612) 333-6798

(4)	If to the Special Trustee:

Alerus Financial, N.A.
10900 Wayzata Boulevard, Suite 130
Minnetonka, Minnesota 55305
Attention: Nels E. Carlson
Email: ncarlson@alerusmail.com
Telephone: (651) 746-6031
Fax: (612) 963-2302

with a copy to:

K&L Gates LLP
618 West Riverside Avenue, Suite 300
Spokane, Washington 99201-5102
Attention: Philip J. Carstens
Email: Philip.Carstens@klgates.com
Telephone: (509) 241-1563
Fax: (509) 232-2116

A party may change the address to which such notices, requests, demands and other communications are to be given by giving each other party notice of such change in the manner prescribed by this Section 11.4.

11.5                        Assignment; Third-Party Beneficiaries.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any party without the prior written consent of all parties hereto (except that after the Closing Buyer may assign this Agreement or any of its respective right, interests, or obligations hereunder without consent to one or more Affiliates of Buyer, in which event Buyer shall not be released or discharged from its obligations hereunder).  Any purported assignment, delegation or other transfer not permitted by this section shall be void.  Except to the extent provided in Article 10 with respect to Affiliates of Parent, Buyer and Merger Sub, this Agreement is not intended to confer upon any other Person, including but not limited to any past or current participant in any Company Employee Plan, except the parties any rights or remedies hereunder.  Notwithstanding the foregoing, participants and beneficiaries in the Company ESOP shall be afforded the dissenter’s rights in Section 2.4 of this Agreement with respect to the Shares allocated to their respective accounts under the Company ESOP.

11.6                        Governing Law; Venue.  This Agreement and the relationship between the parties shall be governed by the laws of the State of Delaware, without giving effect to choice-of-law principles.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Minnesota, or any state court sitting in Hennepin County, Minnesota, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.4 shall be deemed effective service of process on such party.

11.7                        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.8                        Counterparts.  This Agreement may be executed in two or more counterparts, and delivered by facsimile or other form of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9                        Entire Agreement.  This Agreement, including the Disclosure Letter and the exhibits and schedules hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect to that subject matter.  There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement.

11.10                 Severability.  If any provision hereof is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions hereof shall continue in full force and effect and shall in no way be affected or invalidated, and such provision automatically will be amended so that it is valid, legal, and enforceable to the maximum extent permitted by Applicable Legal Requirements, but as close to the parties’ original intent as is permissible.

11.11                 Equitable Remedies.  The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.  Notwithstanding the foregoing, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy for any failure to close as described in Section 7.2(a) or any termination pursuant to Section 7.2(b).

11.12                 Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring such costs and expenses.

11.13                 Further Assurances.  If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party will take such further action (including the execution and delivery of such further instruments and documents)

as the other party may reasonably request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 10).

11.14                 Disclosure Letter.  The Disclosure Letter has been arranged in a manner that corresponds to the sections and subsections of this Agreement; provided that a disclosure made in any section of the Disclosure Letter that is sufficient on its face to clearly inform the recipient of information required to be disclosed in another section of the Disclosure Letter to avoid a misrepresentation under the related section of this Agreement shall be deemed to have been made under such other section of the Disclosure Letter.  The mere listing in the Disclosure Letter of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or the mere listing of the document or item in the Disclosure Letter otherwise clearly informs Buyer of an exception to the representation or warranty).

ARTICLE 12
INTERPRETATION, DEFINITIONS

12.1                        Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Adjusted Merger Consideration” has the meaning set forth in Section 2.1.

“Affected Employees” has the meaning set forth in Section 6.12(b).

“Affiliate” means, (a) in the case of an individual, (i) the members of the immediate family (including parents, siblings, and children) of such individual, (ii) the individual’s spouse, and (iii) any entity directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, any of the foregoing individuals, or (b) in the case of an entity, any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such entity, including any officer, director, or executive employee of such entity.  For these purposes, “controlling,” “controlled by,” or “under common control with” a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract, or otherwise.

“Agreed Amount” has the meaning set forth in Section 10.3(a).

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation Certificate” has the meaning set forth in Section 2.6(a).

“Ancillary Documents” means, with respect to a Person, any document executed and delivered by or on behalf of such Person in connection with the execution and delivery of this Agreement or the Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Applicable Legal Requirement” means any federal, national, provincial, state, municipal, or local constitution, law, statute, code, administrative interpretation,

ordinance, published policy statement, rule, regulation or other requirement of any Governmental Entity or SRO applicable to the Person or Persons referenced or to any of the assets, officers, directors, employees, agents, shareholders, partners, members, or other owners of such Persons or Persons.

“Articles of Merger” has the meaning set forth in Section 1.1.

“Asset Management Employees” has the meaning set forth in Section 4.13(a)(x).

“Asset Management Independent Contractors” has the meaning set forth in Section 4.13(b)(vi).

“Asset Management Subsidiary” has the meaning set forth in the recitals hereto.

“Asset Management Subsidiary Sale” means the sale of the Asset Management Subsidiary pursuant to the Subsidiary Purchase Agreement.

“Brokerage Agreement” means any brokerage agreement entered into by the Company or any of its Subsidiaries for the purpose of providing brokerage services to a Client.

“Budget” has the meaning set forth in Section 4.9(b)(xii).

“Business Day” means any day which is not a Saturday, Sunday or a day on which banks in Seattle, Washington, or Minneapolis, Minnesota, are authorized or obligated by law or executive order to be closed.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Adjustment Amount” means the sum of (A) the amount, if any, by which the Final TBV Deficiency exceeds the Estimated TBV Deficiency and (B) the amount, if any, by which the Estimated TBV Excess exceeds the Final TBV Excess.

“Buyer Employee Plans” has the meaning set forth in Section 6.12(d).

“Claim Amount” has the meaning set forth in Section 10.3(a).

“Claim Notice” has the meaning set forth in Section 10.3(a).

“Client” means any Person to which the Company or any of its Subsidiaries provides any product or service.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Debt Amount” means an amount, determined as of the Closing Date, equal to:

(i)                                     all indebtedness of the Company for the repayment of borrowed money (whether or not represented by bonds, debentures, notes, or similar instruments), including for the avoidance of doubt the notes constituting the line item Liabilities Subordinated to Claims of General Creditors on the Financial Statements; plus

(ii)                                  all accrued and unpaid interest thereon; plus

(iii)                               all premiums, prepayment penalties, fees, and other amounts required to be paid pursuant thereto;

provided that the “Closing Debt Amount” shall not include ordinary course Repo Obligations owed by the Company.

“Closing Merger Consideration” has the meaning set forth in Section 2.1.

“Closing Statement” has the meaning set forth in Section 2.7(a).

“Closing Tangible Book Value” has the meaning set forth in Section 2.7(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and any regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble hereto.

“Company 401(k)” has the meaning set forth in Section 6.11(a)(i).

“Company Board” means the board of directors of the Company.

“Company Employee Plans” has the meaning set forth in Section 4.14(a).

“Company ESOP” means the Seattle-Northwest Securities Corporation Employee Stock Ownership Plan and Trust.

“Company ESOP Component” has the meaning set forth in Section 6.11(a)(ii).

“Company Recommendation Change” has the meaning set forth in Section 6.7(d).

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company, any of its Subsidiaries, or the Company ESOP in connection with the structuring, negotiation, or consummation of the transactions contemplated by this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.17.

“Consents, Filings, and Notices” has the meaning set forth in Section 4.4(b).

“Content” means all text, artwork, images, animation, music (and the structure and design in which such information is presented) on the Company’s (or any of its Subsidiaries’) web sites, including web pages, white papers, driver and software downloads as well as training, educational and reference materials.

“Contract” means any mortgage, indenture, lease, license, note, bond, contract, agreement, commitment, employee benefit plan or other instrument or arrangement.

“Damages” has the meaning set forth in Section 10.1(a).

“Deductible” means $200,000.

“Designated Representatives” has the meaning set forth in the preamble hereto.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Letter” has the meaning set forth in the introduction to Article 4.

“Dissenting Shares” has the meaning set forth in Section 2.4(a).

“DGCL” has the meaning set forth in the recitals hereto.

“Effective Time” has the meaning set forth in Section 1.1.

“Employment Agreements” has the meaning set forth in Section 6.12(b).

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Claim” means any notice by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by the Company or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any law, regulation, order, decree or permit requirement of any Governmental Entity relating to:   (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources; (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance; or (iii) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

“ERISA Affiliate” means (i) any trade or business with which the Company is under common control within the meaning of Section 4001(b) of ERISA, (ii) any corporation with which the Company is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (iii) any entity with which the Company is under common control within the meaning of Section 414(c) of the Code, (iv) any entity with which the Company is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (v) any entity with which the Company is aggregated under Section 414(o) of the Code, including the Company’s Subsidiaries.

“Escrow Agent” means Wells Fargo Bank, National Association or such other bank or trust company mutually acceptable to Buyer and the Shareholders’ Representative.

“Escrow Agreement” has the meaning set forth in Section 2.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.6(a)(i).

“Estimated Tangible Book Value” has the meaning set forth in Section 2.6(a)(i).

“Estimated TBV Deficiency” means the amount, if any, by which Target Tangible Book Value exceeds Estimated Tangible Book Value (included on the Allocation Certificate).

“Estimated TBV Excess” means the amount, if any, by which Estimated Tangible Book Value (included on the Allocation Certificate) exceeds Target Tangible Book Value.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder.

“Final TBV Deficiency” means the amount, if any, by which Target Tangible Book Value exceeds Closing Tangible Book Value (as finally determined).

“Final TBV Excess” means the amount, if any, by which Closing Tangible Book Value (as finally determined) exceeds Target Tangible Book Value.

“Financial Statements” has the meaning set forth in Section 4.5(b).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form BD” has the meaning set forth in Section 4.7(p).

“Fundamental Representation” means

(i)                                 with respect to the Shareholders, those representations and warranties set forth in the Shareholders’ Certification pursuant to Section 3.1 (The Shares) and Section 3.2 (Authorization; Execution; Capacity);

(ii)                                  with respect to the Company, those representations and warranties set forth in Section 4.1 (Organization; Authorization; Execution; Capacity), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries), Section 4.10 (Taxes), Section 4.12 (ESOP Matters), and Section 4.18 (Finders or Investment Bankers); and

(iii)                               with respect to Parent, Buyer and Merger Sub, those representations and warranties set forth in Section 5.2 (Authorization and Execution), Section 5.6 (Employment Agreements) and Section 5.7 (Finders or Investment Bankers).

“GAAP” means generally accepted United States accounting principles consistently applied.

“Governmental Entity” means (i) any nation, state, territory, province, county, city or other unit or subdivision thereof, (ii) any entity, official, commission (including the SEC), department (including the United States Department of Labor), board, bureau, agency, authority, or other body exercising executive, legislative, taxing, judicial, regulatory, or administrative functions of or pertaining to government, or (iii) any court, tribunal, or arbitrator.

“Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste,” or “hazardous material” pursuant to any Environmental Law, or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“Indemnification Escrow Amount” means $1,500,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.5(b).

“Indemnification Escrow Termination Date” has the meaning set forth in Section 10.4(a).

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Independent Contractor” means any person or entity, other than an employee, performing certain services for the Company or any of its Subsidiaries pursuant to a specified agreement and/or understanding, whether oral or in writing.

“Information Statement” has the meaning set forth in Section 6.16(b).

“Information Technology Systems” means any combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks) and other similar or related items of automated, computerized, or software systems and any other networks or systems and related services that are used or relied on by the Company.

“Intellectual Property” means all worldwide trademarks and service marks (including rights in unregistered/common law marks), patents (including applications for all of the foregoing), trade names, trade dress, logos, Internet domain names, copyrights, trade secrets, know-how (including inventions, procedures, designs and processes not patented, computer programs, formulae, databases and data), all proprietary and intellectual property rights in and to the foregoing and all other proprietary and intellectual property rights.

“Investment Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations of the SEC thereunder.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations of the SEC thereunder.

“IRS” means the Internal Revenue Service.

“ISDA Master Agreement” means each International Swaps and Derivatives Association master agreement.

“Knowledge of Buyer” and “Buyer’s Knowledge” means the actual knowledge of any individual who is serving as a director or officer of Buyer and what any such individual should have known after a reasonable investigation.

“Knowledge of the Company” and “Company’s Knowledge” means the actual knowledge of Karl Leaverton, Dave Taylor, Mike Newhouse or Jon Labonite and what any such individual should have known after a reasonable investigation.

“Leased Real Property” has the meaning set forth in Section 4.20(b)(i).

“Legal Proceeding” means any claim, complaint, action, litigation, investigation, arbitration, order, sanction, administrative charge, or administrative or other proceeding by or before, or otherwise involving, any Governmental Entity, SRO, or arbitrator.

“Lien” means any lien, pledge, mortgage, claim, easement, restriction (other than any restriction on transferability imposed by securities laws applicable to unregistered securities generally), limitation, charge, liability, license, obligation, encumbrance, security interest, option, or other right of any third party.

“Malicious Instructions” has the meaning set forth in Section 4.16(b).

“Material Adverse Effect” means any material adverse change, event, circumstance, occurrence, fact, or development with respect to, or a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), operations, or results of operations of the Company, other than any effect or change (i) resulting from general economic or market conditions, (ii) relating to the public finance industry in general, (iii) reasonably attributable to the public announcement of this Agreement and the transactions contemplated hereby (including the threatened or actual impact on relationships of the Company and the Subsidiary with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships)), (iv) resulting from any change in Applicable Legal Requirement, rule or regulation or GAAP or interpretation thereof after the date hereof, (v) resulting from compliance with the terms of, and taking any action required by, this Agreement, or taking or not taking any actions at the request of, or with the express written consent of, Parent, and (vi) resulting from acts or omissions of Parent or Buyer after the date of this Agreement (other than actions or omissions specifically contemplated or permitted by this Agreement), unless, in the case of clauses (i), (ii) or (iv), such effect has a disproportionate impact on the Company, compared to other companies in their industry.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Material Permits” has the meaning set forth in Section 4.7(i).

“Materiality Qualifiers” means a qualification to a representation or warranty by use of “material,” “materially,” “in all material respects,” or other variations of the word “material” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Sub” has the meaning set forth in the preamble hereto.

“Most Recent Financial Statements” has the meaning set forth in Section 4.5(b).

“MSRB” means the United States Municipal Securities Rulemaking Board.

“Notice Period” has the meaning set forth in Section 6.7(e).

“Objection Notice” has the meaning set forth in Section 2.7(a).

“Order” means any order, judgment, writ, injunction, directive, determination, award, or decree of or from any Governmental Entity or SRO applicable to the Person or Persons referenced or to any of the assets, officers, directors, employees, agents, shareholders, partners, members, or other owners of such Person or Persons.

“Organizational Documents” means the certificate of incorporation, bylaws, and the other organizational documents (including any operating agreement, shareholder agreement, or similar document) of the Company and each of its Subsidiaries.

“Parent” has the meaning set forth in the preamble hereto.

“Pay-Off Letter” has the meaning set forth in Section 6.13.

“Pension Plan” means any employee pension benefit plan as defined in Section 3 of ERISA.

“Permit” means any approval, consent, waiver, license, franchise, permit, certificate or other similar authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or SRO or pursuant to any Applicable Legal Requirement or Order.

“Permitted Liens” means (a) Liens for liabilities disclosed on the Most Recent Financial Statements, (b) Liens for Taxes, assessments, and other governmental charges not yet due and payable, (c) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, or other similar Liens incurred in the ordinary course of business, consistent with past practice, and (d) with respect to equipment or other assets shown on the Most Recent Financial Statements to be leased or licensed, such leases or licenses with third parties.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other entity or association or any Governmental Entity.

“Pre-Closing Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on the Closing Date.

“Previous Accounts” has the meaning set forth in Section 4.5(a).

“Proprietary Software” means computer software (whether general or special purpose) that is used or relied on by the Company for its operations and that the Company (either directly or through a third party) has developed, customized, or enhanced, or is in the process of doing the same.  For the purpose of clarity, “off the shelf” computer software does not constitute Proprietary Software, but customizations or enhancements to “off the shelf” computer software do constitute Proprietary Software.

“Pro Rata Share” means, for any Shareholder, the quotient of the Shares held by such Shareholder divided by the number of outstanding Shares, in each case immediately prior to the Effective Time.

“Real Property Leases” has the meaning set forth in Section 4.20(b)(i).

“Referee” means an accounting firm selected jointly by the Shareholders’ Representative and Buyer or, if the Shareholders’ Representative and Buyer are unable to mutually agree within a five-day period, such accounting firm shall be PricewaterhouseCoopers LLP (so long as neither party has, at the time of the dispute giving rise to the need for a Referee, any significant business relationship with such firm).

“Relevant Companies” has the meaning set forth in Section 4.10(a).

“Repo Obligations” means obligations under repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning set forth in the recitals hereto.

“Shares” has the meaning set forth in the recitals hereto.

“Shareholder Adjustment Amount” means the sum of (A) the amount, if any, by which the Final TBV Excess exceeds the Estimated TBV Excess and (B) the amount, if any, by which the Estimated TBV Deficiency exceeds the Final TBV Deficiency.

“Shareholders” has the meaning set forth in the recitals hereto.

“Shareholders’ Certification” has the meaning set forth in the introduction to Article 3.

“Shareholders’ Representative Agreement” means an agreement pursuant to which the Shareholders shall appoint and authorize the Shareholders’ Representative to act on behalf of the Shareholders as contemplated by this Agreement and the Ancillary Documents.  Parent, Buyer and Merger Sub shall be express third party beneficiaries of the Shareholders’ Representative Agreement.

“Shareholders’ Representative” has the meaning set forth in the preamble hereto.

“Shareholder Vote” has the meaning set forth in Section 6.16(a).

“Special Fiduciary” has the meaning set forth in the preamble hereto.

“SRO” means any industry self-regulatory organization, agency, or authority or stock exchange, including FINRA, MSRB, the New York Stock Exchange, the National Futures Association, each national securities exchange in the United States and any other commission, board, agency, or body, whether in the United States or foreign, that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies or investment advisers or to the jurisdiction of which the Company or any of its Subsidiaries is subject.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Stock Purchase Loan” has the meaning set forth in Section 4.26(b).

“Stock Purchase Loan Payoff Amounts” has the meaning set forth in Section 2.6(a)(vi).

“Subsidiary” means, with respect to any Person, any other Person 50% or more of the voting stock (or any other form of voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by such first Person directly or indirectly through one or more other Persons.

“Subsidiary Purchase Agreement” has the meaning set forth in the recitals hereto.

“Superior Proposal” means a Third-Party Acquisition Proposal (substituting “50%” for “20%” in such definition) on terms that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel and consideration of all terms and conditions of such Third-Party Acquisition Proposal, including the conditionality and the timing and likelihood of consummation of such Third-Party Acquisition Proposal) to be more favorable to the Shareholders than those set forth in this Agreement or the terms of any other proposal or revised proposal made by Parent pursuant to the provisions of Section 6.7(e) or Section 7.1(h).

“Surviving Corporation” has the meaning set forth in Section 1.4.

“Tangible Book Value” means, as of the Effective Time, (i) the tangible assets of the Company (including $4,000,000 as the amount of proceeds of the Asset Management Subsidiary Sale to be received and retained by the Company), minus (ii) the liabilities of the Company, in each case, as determined in accordance with GAAP and the provisions of this Agreement.  For the avoidance of doubt, Tangible Book Value shall include as liabilities without duplication (a) the Closing Debt Amount, (b) Company Transaction Costs, (c) unpaid Taxes through the Effective Time (including Taxes related to the Asset Management Subsidiary in accordance with Section 6.15 and payroll Taxes related to the transactions contemplated hereby) and (d) appropriate accruals for employee bonuses.

“Target Tangible Book Value” means $13,200,000.

“Tax Return” means any return, declaration, report, filing, estimate, information statement, schedule, refund claim, or other document (including any related or supporting information, attachment, or amendment and including any Form 1099 or other document or report to third parties) with respect to Taxes.

“Taxes” means all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, escheat and unclaimed property obligations and all customs and import duties, and all interest, penalties and additions to tax.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“TBV Shortfall Escrow Amount” means $350,000.

“TBV Shortfall Escrow Fund” has the meaning set forth in Section 2.5(c).

“Termination Fee” has the meaning set forth in Section 7.2(a).

“Third-Party Acquisition Proposal” means any proposal made by a Person other than Buyer or its Affiliates for (i) a merger, share exchange or other business combination involving the Company, (ii) the acquisition of 20% or more of the outstanding voting securities of the Company, or (iii) the acquisition of a material portion of the assets of the Company, except for the Asset Management Subsidiary Sale.

“Third-Party Consent” means any consent, authorization, approval or waiver from, notice to, or other action by any Third Party (other than a Governmental Entity or SRO) that is a party to any Contract.

“Transfer Taxes” has the meaning set forth in Section 6.14(c)(i).

“WBCA” has the meaning set forth in the recitals hereto.

“Welfare Plan” means any employee welfare benefit plan as defined in Section 3 of ERISA.

12.2                        Rules of Interpretation.  As used in this Agreement:

(a)                                 “including” means “including without limitation”;

(b)                                 all dollar amounts are expressed in United States dollars;

(c)                                  unless expressly stated herein to the contrary, reference to any statute or other Applicable Legal Requirement means such statute or Applicable Legal Requirement as amended from time to time or as superseded by comparable successor statutory provisions or other comparable successor Applicable Legal Requirement;

(d)                                 unless expressly stated herein to the contrary, reference to any document (other than any such reference contained in the Disclosure Letter) means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)                                  words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(f)                                   the terms “hereof,” “hereunder,” “herein,” and like terms refer to this Agreement as a whole and not only to the particular sentence, paragraph, or Section in which such term appears;

(g)                                  unless expressly stated herein to the contrary, reference to a document including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; and

(h)                                 unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, or Exhibit is to an article, section, schedule, or exhibit, respectively, of this Agreement.

12.3                        Headings; Internal References.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

SEATTLE-NORTHWEST SECURITIES CORPORATION

By:	/s/ Karl V. Leaverton
Name:	Karl V. Leaverton
Its:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:

PIPER JAFFRAY COMPANIES

By:	/s/ Andrew S. Duff
Name:	Andrew S. Duff
Its:	Chairman and CEO

BUYER:

PIPER JAFFRAY & CO.

By:	/s/ Andrew S. Duff
Name:	Andrew S. Duff
Its:	Chairman and CEO

MERGER SUB:

PIPER JAFFRAY NEWCO INC.

By:	/s/ Andrew S. Duff
Name:	Andrew S. Duff
Its:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Karl V. Leaverton
Name:	Karl V. Leaverton

SPECIAL FIDUCIARY

ALERUS FINANCIAL, NATIONAL ASSOCIATION, as special fiduciary to the Company ESOP

By:	/s/ Nels E. Carlson
Name:	Nels E. Carlson
Its:	Managing Director, Fiduciary Services

[Signature Page to Agreement and Plan of Merger]